   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1996
                                                        REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                     PLASMA & MATERIALS TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              CALIFORNIA                             95-4054321
    (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION
    INCORPORATION OR ORGANIZATION)                     NUMBER)

       9255 DEERING AVENUE, CHATSWORTH, CALIFORNIA 91311 (818) 886-8000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                                JOHN W. LAVALLE
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY

                     PLASMA & MATERIALS TECHNOLOGIES, INC.
       9255 DEERING AVENUE, CHATSWORTH, CALIFORNIA 91311 (818) 886-8000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
        LAWRENCE C. WEEKS, ESQ.                ROBERT B. KNAUSS, ESQ.
      TIMOTHY F. SYLVESTER, ESQ.                MARY ANN LYMAN, ESQ.
          RIORDAN & MCKINZIE                   MUNGER, TOLLES & OLSON
    300 SO. GRAND AVE., 29TH FLOOR             355 SOUTH GRAND AVENUE
         LOS ANGELES, CA 90071                  LOS ANGELES, CA 90071
            (213) 629-4824                         (213) 683-9100
                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                          PROPOSED
                                                           PROPOSED       MAXIMUM
    TITLE OF EACH CLASS OF                                 MAXIMUM       AGGREGATE      AMOUNT OF
          SECURITIES                  AMOUNT TO BE      OFFERING PRICE    OFFERING     REGISTRATION
       TO BE REGISTERED                REGISTERED        PER NOTE(1)      PRICE(1)         FEE
---------------------------------------------------------------------------------------------------
7 1/8% Convertible Subordinated
 Notes Due 2001...............        $86,250,000            100%       $86,250,000      $26,137
---------------------------------------------------------------------------------------------------
Common Stock..................    5,516,470 Shares(2)         --             --             --
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (i) of Regulation C under the Securities Act.
(2) Represents the maximum number of shares of Common Stock issuable upon conversion of the 7 1/8% Convertible Subordinated Notes Due 2001 being registered hereunder (the "Convertible Notes") at a conversion price of $15.635 per share. If issued, such shares of Common Stock will be issued for no additional consideration and, therefore, no registration fee is required with respect to such shares.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1996
                                   PROSPECTUS
                                  $86,250,000
                     PLASMA & MATERIALS TECHNOLOGIES, INC.
                 7 1/8% CONVERTIBLE SUBORDINATED NOTES DUE 2001
                                      AND
                        5,516,470 SHARES OF COMMON STOCK

                 [LOGO OF PLASMA & MATERIALS TECHNOLOGIES, INC.]

This Prospectus relates to the 7 1/8% Convertible Subordinated Notes Due 2001 (the "Convertible Notes") of Plasma & Materials Technologies, Inc., a California corporation ("PMT" or the "Company"), and the shares of the Company's common stock, no par value per share ("Common Stock"), issuable upon conversion of the Convertible Notes. The Convertible Notes were issued and sold on October 7, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Salomon Brothers Inc and Unterberg Harris, as the initial purchasers (the "Initial Purchasers") of the Convertible Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act), other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Convertible Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement (as defined) of which this Prospectus is a part has been filed with the Securities and Exchange Commission (the "Commission") pursuant to a registration agreement dated as of October 7, 1996 (the "Registration Agreement") between the Company and the Initial Purchasers, entered into in connection with the Original Offering.

The Convertible Notes will mature on October 15, 2001 unless earlier redeemed, repurchased or converted. Interest on the Convertible Notes will be paid semiannually on April 15 and October 15 of each year, commencing April 15, 1997. The Convertible Notes are convertible, at the option of the holder thereof, at any time after January 5, 1997 and prior to maturity, unless previously redeemed or repurchased, into a maximum of 5,516,470 shares of Common Stock at a conversion price of $15.635 per share, subject to adjustment in certain events. On December 12, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market ("Nasdaq") (symbol "PMAT") was $15 per share.

The Convertible Notes are redeemable, in whole or in part, at the option of the Company at any time on and after October 15, 1999, at the redemption prices set forth herein together with accrued interest. The Convertible Notes do not provide for any sinking fund. Upon a Designated Event (as defined), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Notes at a purchase price equal to 101% of the principal amount thereof together with accrued interest to the date of purchase. See "Description of Convertible Notes--Repurchase at the Option of Holders."

The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. In addition, the Convertible Notes are structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. See "Description of Convertible Notes-- Subordination of Convertible Notes." As of September 30, 1996, after giving effect to the sale of the Convertible Notes sold in the Original Offering and the consummation of the Acquisition (as defined), on a pro forma basis PMT would have had $800,000 of Senior Debt outstanding and the Company's subsidiaries would have had approximately $33.7 million of indebtedness that effectively would have ranked senior in right of payment to the Convertible Notes. In addition, as of December 13, 1996, the Company and its subsidiaries had in place the Working Capital Facility (as defined), which indebtedness constitutes Designated Senior Debt (as defined). As of such date, there were no borrowings under the Working Capital Facility. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture (as defined) pursuant to which the Convertible Notes were issued.

The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Convertible Notes and the Common Stock issuable upon conversion thereof in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

The Selling Holders will receive all of the net proceeds from the sale of the Convertible Notes and the Common Stock issuable upon conversion thereof and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Convertible Notes and the Common Stock issuable upon conversion thereof. The Company is responsible for payment of all other expenses incident to the offer and sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is December   , 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information filed by PMT can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at public reference facilities maintained by the Commission at its regional offices located at 500 West Madison Street, Suite 1450, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company are also available for inspection at the library of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information concerning the Company, which the Company files electronically with the Commission.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                               ----------------

  The following companies are mentioned in this Prospectus: Applied Materials, Inc. ("Applied Materials"), AT&T Corp. ("AT&T"), Dallas Semiconductor Corporation ("Dallas Semiconductor"), Daewoo Corp. ("Daewoo"), Fujitsu Ltd. ("Fujitsu"), GEC Plessey Semiconductor Ltd. ("GEC Plessey"), Hitachi, Ltd. ("Hitachi"), Hyundai Corp. ("Hyundai"), International Business Machines Corporation ("IBM"), Lam Research Corporation ("Lam Research"), LG International America ("LG Semicon"), LSI Logic Corporation ("LSI Logic"), Matsushita Electronics Industrial Co. Ltd. ("Matsushita"), Micron Technology, Inc. ("Micron Technology"), Mitsubishi Electric ("Mitsubishi"), Motorola, Inc. ("Motorola"), Material Resources Corp. ("MRC"), NEC Corporation ("NEC"), Novellus Systems, Inc. ("Novellus"), OKI Electric Industry Co., Ltd. ("OKI"), Olivetti SpA ("Olivetti"), Philips Electronics NG ("Philips"), Ricoh Co. Ltd. ("Ricoh"), Samsung Co. Ltd. ("Samsung"), Siemens AG ("Siemens"), Sharp Corp. ("Sharp"), Sony Corporation ("Sony"), TEMIC Group ("TEMIC"), Texas Instruments Incorporated ("Texas Instruments"), Tokyo Electron Ltd. ("Tokyo Electron"), Toshiba Corporation ("Toshiba"), Tower Semiconductor ("Tower Semiconductor"), TriQuint Semiconductor, Inc. ("TriQuint"), Varian Associates, Inc. ("Varian"), Ulvac Japan, Ltd. ("Ulvac") and Watkins-Johnson ("Watkins-Johnson").

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-26482) and the Securities Act are incorporated herein by reference:

  (a) The description of the Company's capital stock contained on pages 49 and 50 of the Company's Registration Statement on Form S-1 (Registration No. 33-94450) as filed with the Commission on August 22, 1995 and as incorporated by reference by the Company's Registration Statement on Form 8-A as filed with the Commission on August 21, 1995.

  (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

  (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  (e) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

  (f) The Company's Proxy Statement dated September 11, 1996 (the "Proxy Statement"), as supplemented by the Supplement to the Proxy Statement dated October 1, 1996 (the "Supplement").

  (g) The Company's Current Report on Form 8-K as filed with the Commission on November 27, 1996.

  In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits not specifically incorporated by reference into such documents). Requests for such documents should be directed to John W. LaValle, Vice President, Chief Financial Officer and Secretary, Plasma & Materials Technologies, Inc., 9255 Deering Avenue, Chatsworth, California 91311, telephone number (818) 886-8000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. Prospective investors should carefully consider the information set forth below in "Risk Factors," together with the other information contained in this Prospectus. Unless the context otherwise requires, references in this Prospectus to the "Company" refer to Plasma & Materials Technologies, Inc. and its consolidated subsidiaries. In light of the Acquisition (as defined), references to each of "PMT" and "Electrotech" (as defined) contained in the following summary and elsewhere in this Prospectus shall, where the context so requires, refer specifically to such entities in their respective capacities prior to the Acquisition.

                                      PMT

  PMT designs, manufactures and markets advanced high density, low pressure plasma sources, process modules and plasma processing systems. These products are used for etch and chemical vapor deposition (CVD) applications and are sold to semiconductor manufacturers worldwide. PMT currently offers a modular line of equipment which utilizes PMT's proprietary MORI(TM) source for polysilicon and metal etch applications, CVD of silicon dioxide films and photoresist stripping applications.

  The market demand for higher performance and higher density semiconductor devices is pushing the limits of semiconductor wafer processing technology. As customers demand higher processing speeds and greater memory capacity at reduced costs, semiconductor manufacturers are forced to reduce feature size in order to provide greater performance on an integrated circuit (IC) of a given size. ICs are already highly complex, built-up from ten to thirty thin layers, incorporating submicron (less than 1 micron) feature sizes, and requiring up to 300 separate processing steps. In the next few years, the requirements of advanced ICs will increase the number of thin film layers, reduce film thickness, reduce feature sizes to 0.25 micron and smaller and increase the number of processing steps. Semiconductor manufacturers must be able to deliver these more advanced devices while maintaining acceptable manufacturing performance characteristics, such as high yield and throughput.

  PMT believes that its products offer advanced semiconductor manufacturers superior process performance, with lower cost of ownership. The Company believes that its competitive advantage lies in its technical expertise in the area of plasma physics, as demonstrated by its development of the patented MORI(TM) technology. The Company has incorporated its MORI(TM) high density plasma source technology into its modular systems product line, which includes the MORI(TM) plasma source, the MORI(TM) process module for etch, strip or CVD applications, the APEX 7000(R) single module processing system, and the PINNACLE 8000(R) system and the PINNACLE 8000R(TM) system. The Company believes that these processing systems enable its customers to optimize various critical manufacturing performance characteristics, such as etch rate, critical dimension control, uniformity and throughput, while minimizing damage and maximizing yield in the production of ICs. These systems are based on a common flexible platform that incorporates proprietary system control software as well as commercially available subsystems.

  PMT markets and sells its systems through three separate sales channels: direct sales, distributor arrangements and OEM agreements. Customers who have purchased or leased PMT products either directly from PMT or through its distribution and OEM relationships include AT&T, Daewoo, Dallas Semiconductor, Fujitsu, Hitachi, Hyundai, IBM, LG Semicon, LSI Logic, NEC, OKI, Samsung, Sharp, Texas Instruments, TriQuint Semiconductor and Toshiba. As of September 30, 1996, PMT had 142 regular employees, including 57 employees in sales, marketing and customer support and 46 professional and technical personnel in research, development and engineering.

                                THE ACQUISITION

  On November 15, 1996, PMT completed the acquisition (the "Acquisition") of 100% of the outstanding capital stock of Electrotech Limited, an English corporation ("ET"), Electrotech Equipments Limited, an English corporation ("ETE" and, collectively with ET, "Electrotech"), and, directly or indirectly, each subsidiary thereof for an aggregate consideration of $145.7 million consisting of $75 million in cash and 5.6 million shares of newly issued Common Stock having a fair market value of $70.7 million, based on the $12.625 per share closing price for the Common Stock on July 17, 1996, the last day prior to the public announcement of the Acquisition. The net proceeds from the sale of the Convertible Notes in the Original Offering were used by PMT to substantially fund the cash needed with respect to the Acquisition. As a result of the Acquisition, each of ET and ETE became a direct, wholly-owned subsidiary of PMT. The Company intends to reorganize its ownership of ET and ETE such that ET and ETE will become directly owned by one or more newly-created holding companies that, in turn, will be wholly-owned by PMT.

                                  ELECTROTECH

  Electrotech designs, manufactures, markets and services semiconductor fabrication equipment for the worldwide semiconductor manufacturing industry. Electrotech offers its customers products that address three major steps in the semiconductor manufacturing process: the deposition of metallic aluminum layers (Electrotech's Sigma system), the deposition of insulating dielectric layers (Electrotech's Planar and Delta systems) and the dry plasma etching of these deposited layers (Electrotech's Omega(TM) system). In order to leverage Electrotech's current products into the manufacturing of next generation semiconductors, Electrotech's customers may purchase Electrotech's Sigma and Planar deposition systems with Forcefill(TM) and Flowfill(TM) add-on modules, which utilize Electrotech's advanced proprietary deposition technologies.

  Electrotech's advanced deposition products include the Sigma sputtering system for physical vapor deposition (PVD), with the optional Forcefill(TM) module, and the Planar 200 Flowfill(TM) system for inter-metal dielectric CVD. Forcefill(TM) technology addresses the problem of introducing interconnect wires into very small holes and allows manufacturers to eliminate the use of traditional multi-step CVD tungsten-plug processes and utilize an entirely aluminum-based PVD process in sub-0.5 micron IC manufacturing. Electrotech's Flowfill(TM) process addresses the problem of insulating the resulting closely-packed interconnect wiring by forming high quality silicon dioxide layers which possess the properties of both gap fill and planarization in a single step process, obviating the need for traditional two-step deposition and planarization processes. Electrotech's Sigma Forcefill(TM) and Planar 200 Flowfill(TM) are currently at the stage of customer review and evaluation; however, considerable efforts are being applied by Electrotech to attain product functionality and reliability levels acceptable to Electrotech's target market.

  Electrotech has sales and marketing offices located in the United Kingdom, the United States, Europe and Asia. Customers who have purchased Electrotech products include Fujitsu, GEC Plessey, Matsushita, Micron Technology, Mitsubishi, Motorola, OKI, Olivetti, Philips, Ricoh, Siemens, Sony, TEMIC, Texas Instruments, Toshiba and Tower Semiconductor. As of September 30, 1996, Electrotech had approximately 539 employees worldwide, including 155 personnel in the marketing, sales and customer service areas worldwide and approximately 105 professional and technical personnel in research and development.

                             CHANGES IN MANAGEMENT

  Pursuant to final negotiations between PMT and Electrotech with respect to the Acquisition, John Rollwagen, formerly the Chairman of the Board of Directors of the Company, resigned this position and remains as a director of and senior advisor to the Company. On the closing of the Acquisition, Christopher Dobson, formerly the principal shareholder of Electrotech, became Chairman of the Board. Additionally, in connection with the Acquisition, Nigel Wheeler, formerly the President of Electrotech, joined the Board of Directors of the Company and assumed the position of Chief Operating Officer and President of the Company. On December 10, 1996, James Marshall, the Company's Executive Vice President, Operations and General Manager, Etch, announced his resignation, effective December 31, 1996.

                                  THE OFFERING

Securities Offered..........  $86,250,000 aggregate principal amount of 7 1/8%
                              Convertible Subordinated Notes Due 2001 and
                              5,516,470 shares of Common Stock issuable upon conversion thereof.

Maturity of Convertible
Notes.......................  October 15, 2001, unless earlier redeemed, repurchased or converted.

Interest Payments on
Convertible Notes...........  April 15 and October 15 of each year, commencing
                              April 15, 1997.

Conversion of Convertible
Notes.......................  The Convertible Notes, unless previously redeemed or repurchased, are convertible at the option of the holder at any time after January 5, 1997, and prior to maturity, into 5,516,470 shares of Common Stock at a conversion price of $15.635 per share, subject to adjustments in certain events. See "Description of Convertible Notes-- Conversion."

Optional Redemption of
Convertible Notes...........  The Convertible Notes may be redeemed, at the
                              Company's option, in whole or from time to time in part, on at least 15 days' but not more than 60 days' prior notice, at any time on and after October 15, 1999 at the redemption prices set forth herein together with accrued and unpaid interest. See "Description of Convertible Notes-- Optional Redemption."

Ranking of Convertible
Notes.......................  The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt of the Company. The Convertible Notes also are structurally subordinate to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of September 30, 1996, after giving effect to the sale of the Convertible Notes sold in the Original Offering and the consummation of the Acquisition, on a pro forma basis PMT would have had $800,000 of Senior Debt outstanding and the Company's subsidiaries, including Electrotech, would have had approximately $33.7 million of indebtedness that effectively would have ranked senior in right of payment to the Convertible Notes. In addition, as of December 13, 1996, the Company had in place the Working Capital Facility, which indebtedness constitutes Designated Senior Debt. As of such date, there were no borrowings under the Working Capital Facility. The Indenture contains no limitation on the incurrence of Senior Debt or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries. See "Description of Convertible Notes-- Subordination of Convertible Notes."

Designated Events...........  Upon a Designated Event, holders of the
                              Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of their Convertible Notes at a purchase price equal to 101% of the principal amount thereof together with accrued and unpaid interest thereon to the date of the purchase. See "Description of Convertible Notes-- Repurchase at the Option of Holders."

Use of Proceeds.............  The Company will not receive any proceeds from the sale by the Selling Holders of the
                              Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

Risk Factors................  An investment in the Convertible Notes or in the
                              Common Stock issued upon conversion thereof involves a significant degree of risk. For a discussion of certain factors that a prospective investor should consider prior to purchasing any of such securities, see "Risk Factors."

                      SUMMARY FINANCIAL AND PRO FORMA DATA

                                      PMT

                                                        TEN MONTHS       TWELVE               NINE MONTHS
                                                           ENDED         MONTHS     YEAR         ENDED
                           YEAR ENDED FEBRUARY 28,    DECEMBER 31,(1)    ENDED     ENDED     SEPTEMBER 30,
                          --------------------------  ----------------  DEC. 31,  DEC. 31,  ----------------
                           1992     1993      1994     1993     1994    1994(1)   1995(2)    1995     1996
                          ------- --------  --------  -------  -------  --------  --------  -------  -------
                              (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE AND RATIO INFORMATION)
STATEMENTS OF
 OPERATIONS:
Revenues:
 Product sales..........  $ 1,376 $  4,215  $  6,244  $ 4,435  $ 8,005  $ 9,813   $20,890   $13,597  $25,851
 License revenue........    2,000      --      1,900    1,900      700      700       400       400      --
 Contract revenue.......      --       --        --       --       --       --        --        --     1,767
                          ------- --------  --------  -------  -------  -------   -------   -------  -------
 Total revenue..........    3,376    4,215     8,144    6,335    8,705   10,513    21,290    13,997   27,618
Income (loss) from
 operations.............      325   (2,251)   (1,151)    (757)  (3,665)  (4,058)     (364)     (772)   2,053
Net income (loss).......      128   (2,319)   (1,397)  (1,006)  (3,740)  (4,128)      118      (806)   3,122
Net income (loss) per
 share(3)...............                                       $ (0.75) $ (0.82)  $  0.02   $ (0.15) $  0.34
Number of shares used in
 per share computation,
 in thousands(3)........                                         5,013    5,013     6,593     5,495    9,121
Ratio of earnings to
 fixed charges(4).......     9.73   (13.96)    (3.51)     --    (14.21)     --       1.29       --     15.26

                                                        SEPTEMBER 30, 1996
                                                  ------------------------------
                                                  (IN THOUSANDS OF U.S. DOLLARS)
BALANCE SHEET DATA:
Working capital.................................             $44,117
Total assets....................................              70,155
Long-term debt (capital lease obligations), less
 current portion................................                 336
Shareholders' equity............................              56,668

-------
(1) During 1994, PMT changed its fiscal year end from the last day of February to December 31. Information for the twelve months ended December 31, 1994 (unaudited) is provided for comparison to the information for the year ended December 31, 1995. Information for the ten months ended December 31, 1993 (unaudited) is provided for comparison to the information for the ten months ended December 31, 1994.
(2) On August 29, 1995, PMT completed its initial public offering, resulting in approximately $40,093,235 of net proceeds to PMT. The funds have been used to cover PMT's working capital needs, its investment in evaluation systems and capital expenditures, and to continue to expand its research and development and operational activities.
(3) See Note 1 of Notes to Consolidated Financial Statements in the Proxy Statement for an explanation of the method used to determine the number of shares used to compute per share amounts.
(4) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from operations before income taxes plus fixed charges, and "fixed charges" consist of interest expense plus an allocation of a portion of rent expense representing interest.

                                 ELECTROTECH(1)

                                                                                                        THREE MONTHS
                                               YEAR ENDED JUNE 30,                                  ENDED SEPTEMBER 30,
                    --------------------------------------------------------------------------- ----------------------------
                         1992            1993           1994           1995           1996          1995           1996
                    --------------  -------------- -------------- -------------- -------------- ------------- --------------
                                                       (IN THOUSANDS OF BRITISH POUNDS)
PROFIT AND LOSS
 ACCOUNT DATA:
Revenues..........  (Pounds)13,919  (Pounds)16,547 (Pounds)23,807 (Pounds)34,496 (Pounds)49,012 (Pounds)7,761 (Pounds)10,197
Income (loss) from
 operations.......          (1,842)          1,556          1,818          4,446         10,637           901            956
Net income(2).....           1,324             834            989          5,518          6,307           411            413

                                                       SEPTEMBER 30, 1996
                                                --------------------------------
                                                (IN THOUSANDS OF BRITISH POUNDS)
BALANCE SHEET DATA:
Working capital................................          (Pounds)15,847
Total assets...................................                  47,427
Long-term debt, less current portion...........                     977
Shareholders' equity...........................                  27,013

-------
(1) The summary financial data of Electrotech is derived from historical financial statements prepared under accounting principles generally accepted in the U.K.

(2) Included in net income for the year ended June 30, 1995 is (Pounds)3,076,000 of profit ((Pounds)5,040,000 before taxes) related to the sale of Surface Technology Systems Limited in March 1995, and included in net income for the year ended June 30, 1992 is (Pounds)3,104,000 of profit ((Pounds)4,652,000 before taxes) related to the sale of the business of Plasma Products Limited.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The summary unaudited pro forma combined financial data has been derived from the unaudited pro forma combined financial statements and notes thereto set forth elsewhere in this Prospectus, and should be read in conjunction with those financial statements and notes. The summary unaudited pro forma combined financial data does not purport to be indicative of future operations and should not be construed as representative of future operations of the combined companies.

                             TWELVE MONTH PERIOD ENDED NINE MONTH PERIOD ENDED
                                 DECEMBER 31, 1995(1)    SEPTEMBER 30, 1996(1)
                             ------------------------- -----------------------
                                   (IN THOUSANDS OF U.S. DOLLARS, EXCEPT
                                       SHARE AND RATIO INFORMATION)
PRO FORMA COMBINED
 STATEMENTS OF OPERATIONS
 DATA FOR PMT AND
 ELECTROTECH:
  Revenue...................          $75,673                  $90,873
  Cost of sales.............           37,207                   43,587
  Research and development..           12,969                   13,764
  Sales, general and
   administrative...........           18,138                   17,985
  Amortization of
   intangibles..............            4,755                    3,566
  Income from operations....            2,604                   11,971
  Net income (loss).........           (1,045)                   3,306
  Net income (loss) per
   share....................            (0.09)                    0.22
  Number of shares used in
   per share computation, in
   thousands................           12,193                   14,721
  Ratio of earnings to fixed
   charges(2)...............             1.40                     2.00

                                                       SEPTEMBER 30, 1996(1)
                                                 ------------------------------
                                                 (IN THOUSANDS OF U.S. DOLLARS)
PRO FORMA COMBINED BALANCE SHEET DATA FOR PMT
 AND ELECTROTECH:
  Working capital...............................            $ 67,446
  Total assets..................................             186,842
  Long-term debt and capital lease obligations,
   less current portion.........................              88,110
  Total shareholders' equity(3).................              38,312

--------
(1) The unaudited pro forma combined balance sheet data assumes the Acquisition and related financing of the Acquisition, through the issuance of $86,250,000 of Convertible Notes as described in this Prospectus, took place on September 30, 1996, and combines PMT's September 30, 1996 balance sheet data with Electrotech's September 30, 1996 balance sheet data using the purchase method of accounting. The unaudited pro forma statements of operations data assumes that the Acquisition and related financing took place as of the beginning of each of the periods presented using the allocation of the purchase information calculated as of September 30, 1996, and combines the statement of operations data for PMT and the profit and loss accounts data for Electrotech for the twelve month period ended December 31, 1995 and for the nine month period ended September 30, 1996. The underlying financial data of Electrotech used to develop the pro forma combined financial data has been converted to U.S. dollars using a conversion rate of $1.56 U.S. to (Pounds)1 sterling at September 30, 1996 and $1.55 U.S. to (Pounds)1 sterling at December 31, 1995, and to US GAAP for purposes of comparison.
(2) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from operations before income taxes plus fixed charges, and "fixed charges" consist of total interest expense plus an allocation of a portion of rent expense representing interest. Such ratio assumes the issuance of a principal amount of $86,250,000 of Convertible Notes with an interest rate of 7.125%.
(3) Reflects a one-time, nonrecurring charge of $89 million relating to purchased in-process technology of Electrotech. See the section "Pro Forma Financial Information" and the notes thereto, beginning on page 29 of this Prospectus.

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are in paragraphs 6, 8, 16 and 17 under "Management's Discussion and Analysis of Financial Condition and Results of Operations of PMT." Foward-looking statements may also be found in various sections of this Prospectus which are incorporated herein by reference or that are not specifically set forth above. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth below.

                                 RISK FACTORS

  A prospective investor in the Convertible Notes or the shares of Common Stock issuable upon conversion thereof should carefully consider the risk factors set forth below before making a decision to purchase any of the securities offered hereby.

RECENT DEVELOPMENTS

  The semiconductor industry is currently experiencing a significant downturn which has resulted, and which the Company anticipates will continue to result, in reduced demand for semiconductor processing equipment and increased pricing pressure upon equipment manufacturers, including the Company. For the quarter ended September 30, 1996, PMT's product sales declined to $7.9 million from $10.2 million for the quarter ended June 30, 1996, a reduction of 22.5%. Similarly, for the quarter ended September 30, 1996, Electrotech's product sales declined to (Pounds)10.2 million from (Pounds)15.2 million for the quarter ended June 30, 1996, a reduction of 33%. Furthermore, decreased product sales and pricing pressure resulted in decreased gross and operating margins for both PMT and Electrotech for the quarter ended September 30, 1996, as compared to the preceding quarter ended June 30, 1996.

  Reduced demand for semiconductor processing equipment is anticipated to continue to adversely affect the product sales and margins of both PMT and Electrotech for the quarter ending December 31, 1996 and for subsequent periods. Although actual results for the quarter ending December 31, 1996 will depend upon shipments by PMT and Electrotech during the remaining weeks of December 1996, the Company presently anticipates that the product sales of each of PMT and Electrotech, considered separately, for the quarter ending December 31, 1996 will be substantially the same as, or lower than, its respective product sales for the preceding quarter ended September 30, 1996. The combined Company's consolidated product sales for the quarter ending December 31, 1996 will not include the product sales of Electrotech recognized prior to November 15, 1996, the date of the consummation of the Acquisition. The Company believes that the anticipated combined product sales will result in the Company incurring a net loss for the quarter ending December 31, 1996 even before giving effect to the recognition of a one-time, nonrecurring charge of $89 million incurred in connection with the Acquisition relating to purchased in-process technology of Electrotech.

  The Company anticipates that, for the same reasons as described above with respect to the current quarter ending December 31, 1996, the Company's operating results for at least the first two quarters of calendar 1997 could continue to be adversely affected. The Company anticipates that current indications of a possible recovery in the semiconductor industry could result in improved operating results for the Company during the latter half of 1997, although there can be no assurance that this will occur. Both PMT and Electrotech are particularly sensitive to the current industry slowdown because the loss or delay of one or more system sales during any quarter can significantly and adversely affect their operating results for that quarter, and also because the lengthy sales cycle experienced by both PMT and Electrotech may adversely affect their ability to rapidly recover from the downturn. See the Sections "--Cyclicality of Semiconductor Industry," "-- Quarterly Operating Results Affected by Many Business Factors," and "--Lengthy Sales Cycle," below.

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Notes are unsecured and subordinate in right of payment in full to all existing and future Senior Debt of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Debt, the assets of the Company will be available to pay obligations on the Convertible Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding. The Company expects from time to time to incur additional indebtedness, including indebtedness that would constitute Senior Debt. The Convertible Notes are also structurally subordinate to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries, including Electrotech. The Indenture (as defined) does not prohibit or limit the incurrence of additional indebtedness, including Senior Debt, by the Company or its subsidiaries, and the incurrence of additional indebtedness by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Convertible Notes. As of September 30, 1996, after giving effect to the sale of the Convertible Notes sold in the Original Offering and the consummation of the Acquisition, on a pro forma basis PMT would have had $800,000 of Senior Debt outstanding and the Company's subsidiaries would have had $33.7 million of indebtedness that effectively would have ranked senior in right of payment to the Convertible Notes. In addition, on November 15, 1996, PMT established a senior secured credit facility (the "Working Capital Facility") that permits the Company and its subsidiaries, including Electrotech, to borrow an aggregate of up to $35 million, subject to borrowing base limitations, based upon eligible accounts receivable. As of November 15, 1996, the Working Capital Facility would have permitted aggregate borrowings of approximately $21.6 million. The Working Capital Facility is Designated Senior Debt. As of December 13, 1996 there were no borrowings under the Working Capital Facility. See "Description of Convertible Notes--Subordination of Convertible Notes."

SUBSTANTIAL LEVERAGE; FUTURE CAPITAL NEEDS

  The Company is capital intensive and requires significant funds to conduct operations and requires regular and significant investments in inventory and working capital. In order to remain competitive, the Company must continue to make significant investments in technology and systems, in the expansion of its operations, in evaluation systems and in research and development.

  As a result of the Acquisition and the related sale of the Convertible Notes in the Original Offering, the Company incurred a significant amount of indebtedness. As of September 30, 1996, after giving effect to the sale of the Convertible Notes sold in the Original Offering and the consummation of the Acquisition, on a pro forma combined basis the Company's total interest bearing indebtedness would have been approximately $99.6 million and its total shareholders' equity would have been approximately $38.3 million. For the nine months ended September 30, 1996, on a pro forma basis, the ratio of earnings to fixed charges would have been 2.00.

  The degree to which the Company is leveraged could have important consequences to holders of the Convertible Notes including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and the principal of, its debt; (iii) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financial flexibility than the Company.

  The agreements relating to the Working Capital Facility contain numerous financial and operating covenants including, among others, restrictions on the Company's ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments and to merge or consolidate with another entity. The agreements relating to the Working Capital Facility require the Company to meet certain financial tests on a consolidated basis. A failure to comply with the obligations contained in any agreements with respect to any additional financing could result in an event of default under such agreements which could permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions. Additionally, borrowings under the Working Capital Facility are limited by a borrowing base formula that, as of November 15, 1996, would have permitted aggregate borrowings of approximately $21.6 million.

DEDUCTIBILITY OF THE COMPANY'S INTEREST PAYMENTS

  Section 279 of the Internal Revenue Code of 1986, as amended, disallows the deduction of interest paid or accrued with respect to certain subordinated convertible debt which is issued to provide consideration for the acquisition of stock or assets of another corporation ("Section 279 Acquisition Debt"). Such a disallowance applies to the interest paid or accrued with respect to
Section 279 Acquisition Debt to the extent interest paid or accrued with respect to such debt plus interest paid or accrued on other debt incurred to provide consideration for an acquisition of stock or assets exceeds a $5 million threshold. Section 279 Acquisition Debt, however, does not include debt issued to provide consideration for the acquisition of stock in, or the assets of, a foreign corporation that derives substantially all of its income from foreign sources during the three-year period ending with the date of the acquisition (the "Foreign Acquisition Exception"). The Company believes that the acquisition of Electrotech falls within the Foreign Acquisition Exception and, accordingly, that Section 279 should not apply to disallow a deduction for interest paid or accrued with respect to the Convertible Notes. There can be no assurance in this regard, however, and, in any event, the interest paid or accrued with respect to that portion of proceeds of the Original Offering used in the acquisition of Electrotech still will figure in the calculation of the $5 million threshold described above. Therefore, even if the Convertible Notes do not constitute Section 279 Acquisition Debt, the Company may be limited in its ability to deduct interest paid or accrued with respect to any
Section 279 Acquisition Debt that it may incur in the future. Additionally, if, contrary to the position being taken by the Company, the Convertible Notes are deemed to be Section 279 Acquisition Debt, Section 279 would disallow a portion of the interest deduction with respect to the Convertible Notes and, if the Company incurs additional acquisition debt (whether or not such debt is Section 279 Acquisition Debt), the amount of the interest deduction disallowed by Section 279 would increase. If Section 279 were to disallow any portion of the interest paid or accrued with respect to the Convertible Notes or with respect to other debt of the Company, the Company's effective tax rate would increase. The Company does not intend to apply to the Internal Revenue Service for a ruling on this issue and has not received an opinion of counsel as to the deductibility of the interest on the Convertible Notes.

LIMITATIONS ON REPURCHASE OF CONVERTIBLE NOTES

  Upon a Designated Event, which includes a Change of Control or a Termination of Trading (each as defined), each holder of Convertible Notes will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Convertible Notes. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Convertible Notes tendered by the holders thereof. In addition, it is possible that the terms of future indebtedness or lease obligations incurred by the Company may prohibit the Company from purchasing any Convertible Notes and may also provide that a Designated Event, as well as certain other change of control events with respect to the Company, would constitute an event of default thereunder. If the Company were prohibited from purchasing Convertible Notes tendered, this failure would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the terms of the Working Capital Facility, and may also constitute an Event of Default under other indebtedness or long-term leases that the Company currently has or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes. See "Description of Convertible Notes--Repurchase at the Option of Holders."

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

  The semiconductor industry is highly cyclical and has historically experienced periodic downturns, which have been characterized by diminished product demand and production overcapacity. The semiconductor industry is currently experiencing a downturn, which is currently expected to continue at least throughout most of 1997. This downturn has had, and is expected to continue to have, a severe adverse effect on the semiconductor industry's demand for semiconductor processing equipment. The Company's operations have been and will continue to be dependent on the current and anticipated market demand for integrated circuits (ICs) and products utilizing ICs that are produced by semiconductor manufacturers. The current weakness in demand in the semiconductor industry, and any continuation of this weakness in the future, has materially and adversely affected, and would continue to materially and adversely affect, the Company's business and results of operations. See "-- Recent Developments."

DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS AND SYSTEMS

  PMT's MORI(TM) source offers an alternative etch environment for the manufacture of ICs to the reactive ion etch (RIE), inductively coupled plasma
(ICP) and electron cyclotron resonance (ECR) etch technology currently used by PMT's competitors.

  While Electrotech sells several proven products, Electrotech's Sigma Forcefill(TM) system incorporates an alternative technology to conventional physical vapor deposition (PVD) techniques by using low resistance aluminum forced by high pressure argon to fill small diameter deep holes and vias on ICs. Electrotech's competitors produce systems that use a conventional chemical vapor deposition (CVD) tungsten system to fill deep holes and vias. Electrotech's Planar 200 Flowfill(TM) system uses a CVD technique applied to silicon dioxide that allows for gap filling and planarization. Competing products include spin on glass (SOG) and high density plasma (HDP) coupled with a chemical mechanical polishing (CMP) process.

  PMT has sold a limited number of its PINNACLE 8000(R) and PINNACLE 8000R(TM) etch systems to a small number of customers. Electrotech's Sigma Forcefill(TM) and Planar 200 Flowfill(TM) are currently at the stage of customer review and evaluation; however, considerable efforts are being applied by Electrotech to attain product functionality and reliability levels acceptable to Electrotech's target markets. To date, the substantial majority of PMT's sales of its etch systems and all of Electrotech's sales of Sigma Forcefill(TM) and Planar 200 Flowfill(TM) systems have been initial purchases by customers of individual systems. Typically, semiconductor manufacturers initially purchase individual systems and deploy them in a development or pre-production environment prior to purchasing multiple systems for production. There can be no assurance that any of such customers will purchase additional systems from the Company for deployment in production.

  Given that certain of the Company's systems represent an alternative to conventional etch, PVD and CVD systems currently marketed by competitors, management believes that continued growth depends in large part upon the ability of the Company to gain acceptance of its systems and technology. Due to the substantial investment required by semiconductor manufacturers to install and integrate capital equipment into a semiconductor production line, these manufacturers will tend to choose equipment manufacturers based on past relationships, product compatibility and proven financial performance. Once a semiconductor manufacturer has selected a particular vendor, management believes that the manufacturer generally relies upon the equipment supplied by that vendor for the specific production line application, and frequently will attempt to consolidate its other capital equipment requirements with the same vendor. As a result, semiconductor manufacturers will normally engage in a long period of analysis and planning before determining to convert to a new vendor of capital equipment. Given these factors, there can be no assurance that the Company will be successful in obtaining broader acceptance of its new systems or of PMT's MORI(TM) source or Electrotech's Forcefill(TM) or Flowfill(TM) technologies.

RAPID TECHNOLOGICAL CHANGE

  The markets in which the Company and its customers compete are characterized by rapidly changing technology, the introduction of alternative technologies, evolving industry standards and continuous improvements in products and services. Management believes that the Company's future success will depend, in part, upon its ability to continue to improve its systems and process technologies and to develop new technologies and systems which compete effectively on the basis of total cost of ownership and performance and which adequately address customer requirements.

QUARTERLY OPERATING RESULTS AFFECTED BY MANY BUSINESS FACTORS

  PMT has routinely experienced fluctuations in quarterly results and currently derives most of its quarterly revenue from the sale of a small number of etch systems which typically have list prices ranging from approximately $975,000 to $3,100,000. During PMT's last six fiscal quarters, PMT shipped virtually all of its systems in the last week of such quarters. Accordingly, the timing of the shipment of a single PMT system could have a significant impact on PMT's recognition of revenue and its quarterly operating results. Historically, PMT's backlog at the beginning of a quarter has not included all sales required to achieve its sales objectives for that quarter. As such, PMT's quarterly product sales and operating results have historically depended on the receipt of orders and the shipment of products in that same quarter. As of November 30, 1996, backlog was approximately $2.5 million for PMT, as compared to $4 million as of August 31, 1996, and backlog was approximately $27.9 million for Electrotech, as compared to $19.7 million as of August 31, 1996. Substantially all of the orders constituting backlog as of November 30, 1996 will be shipped in the Company's fiscal quarter ending December 31, 1996 and in subsequent periods in 1997.

  Electrotech also derives a significant percentage of its quarterly revenues from the shipment of a relatively small number of systems varying in price from approximately $600,000 to $4,000,000. Product sales and operating results for a particular quarter could be adversely affected if an anticipated order for even one Electrotech system is not received in time to permit shipment during that quarter. A delay in a shipment near the end of a particular quarter may cause product sales in that quarter to fall below expectations, and may thus materially and adversely affect operating results for such quarter, which will have an adverse impact on the market price of the Common Stock of the Company.

  As a result of its continued investments in research, development and engineering, and the development of a worldwide sales and marketing organization, the Company has significant fixed costs that it will not be able to reduce rapidly if its sales goals for a particular period are not met. The impact of this factor on operating results in any future period cannot be forecasted accurately.

HIGHLY COMPETITIVE INDUSTRY

  The markets served by the Company's products are extremely competitive. The Company faces significant competition from various suppliers of systems that utilize alternative technologies. In the etch market, PMT's MORI(TM)-based etch systems and Electrotech's etch products face competition from suppliers of RIE systems, including Applied Materials, Lam Research and Tokyo Electron, from ICP-based etch systems marketed by Applied Materials and Lam Research, as well as the ECR-based etch system marketed by Hitachi. Additionally, in the etch market, PMT and Electrotech compete with each other. In the PVD market, Electrotech's Forcefill(TM) technology faces competition from suppliers of aluminum PVD systems, such as Applied Materials, Tokyo Electron, MRC, Varian and Ulvac. In the CVD market, Electrotech's Flowfill(TM) technology faces competition from a number of CVD competitors, including Applied Materials, Lam Research, Novellus and Watkins-Johnson.

  Many of these competitors are substantially larger companies with broader product lines, and have well established reputations in the markets in which the Company competes, longer operating histories, greater experience with high volume manufacturing, broader name recognition, substantially larger customer bases and substantially greater financial, technical and marketing resources than the Company and, among other things, may therefore be less vulnerable than the Company to long-term industry downturns, including the downturn presently being experienced by the semiconductor equipment manufacturing industry. The Company also faces potential competition from new entrants in its respective markets, including established manufacturers in other segments of the semiconductor capital equipment market, who may decide to diversify into the Company's market segments. There can be no assurance that their competitors will not develop enhancements to or future generations of competitive products that will offer price and performance features superior to those offered by the Company's systems.

COMBINATION OF PMT AND ELECTROTECH

  The combination of PMT and Electrotech that occurred effective November 15, 1996 resulted in a significant increase in the number of employees employed by the Company and brought new operating facilities to the Company, most of which are located in the United Kingdom and Europe. While management currently intends to maintain the corporate identities and operations of PMT and Electrotech, seeking only to consolidate their worldwide sales organizations, the combination of PMT and Electrotech may strain available managerial, financial and other resources. There can be no assurance that the combination of PMT and Electrotech will be successfully managed or will not result in significant unforeseen operating expenses.

LENGTHY SALES CYCLE

  Sales of the Company's systems typically involve a lengthy period during which each may expend substantial funds and management effort. Such sales will depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity or to expand current manufacturing capacity, both of which involve a significant capital commitment by the customer. The amount of time from initial contact with a customer to the first order is typically nine to twelve months, and may be longer, and may involve competing capital budget considerations for the customer, thus making the timing of customers' orders uneven and difficult to predict. The Company's ability to receive orders for production systems from potential semiconductor manufacturing customers depends, among other things, upon such customers undertaking an evaluation for new equipment. Presently, all of the Sigma Forcefill(TM) and the Planar 200 Flowfill(TM) systems sold are being used by such customers to evaluate the future manufacturing capabilities of such systems. There can be no assurance that Electrotech will receive any orders for Sigma Forcefill(TM)or Planar 200 Flowfill(TM) systems from any of the customers who have purchased such systems for evaluation purposes. Similarly, the majority of PMT's Pinnacle 8000(R) and Pinnacle 8000R(TM) systems sold to date have been sold as single systems. Prior to placing orders for production systems, semiconductor manufacturing customers expect to evaluate systems on an extended trial basis. Following initial system qualification, both PMT and Electrotech often experience further delays in finalizing system sales while the customer evaluates and receives approvals for the purchase of its systems and completes a new or expanded facility. The failure or inability of the Company to convert an evaluation system with a customer to a sale of production systems could materially and adversely affect operations. Furthermore, this lengthy sales cycle process may adversely affect the Company's ability to rapidly recover from the current industry downturn.

FAILURE TO RETAIN KEY PERSONNEL

  The Company is dependent upon the efforts and abilities of a number of its current key personnel. Such key personnel include, but are not limited to, Dr. Gregor Campbell, Chief Executive Officer; Christopher Dobson, Chairman of the Board; Nigel Wheeler, President and Chief Operating Officer; and Harvey Frye, Vice President, Worldwide Sales and Marketing. Management believes that the Company's success will, to a significant degree, depend upon its ability to retain these and other key employees. The loss of certain of these people or the Company's inability to retain other key employees could materially and adversely affect its operations.

INCREASED INTERNATIONAL EXPOSURE

  International sales accounted for approximately 77%, 47%, 66%, and 50% of PMT's total revenue for the nine months ended September 30, 1996, the year ended December 31, 1995, the ten months ended December 31, 1994, and the year ended February 28, 1994, respectively. Similarly, Electrotech sales outside of the United States accounted for approximately 57%, 84%, 82% and 72% of Electrotech's total revenue for the three months ended September 30, 1996 and the fiscal years ended June 30, 1996, 1995 and 1994, respectively. Sales outside of the United States account for a majority of the Company's total revenue. International sales are subject to certain risks, including unexpected changes in regulatory requirements, exchange rates, tariffs and other barriers, political and economic instability, difficulties in accounts receivable collections, extended payment terms, the challenges of maintaining a readily available supply of spare parts, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations, and potentially adverse tax consequences. In addition, international sales may be materially adversely affected by currency risks associated with devaluation of certain currencies. There can be no assurance that these and other factors will not have a material adverse effect on revenue.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a variety of types of intellectual property protection to protect proprietary technology, including patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods. Although management believes that the Company's patents and trademarks may have value, management believes that its future success will also depend on the innovation, technical expertise and marketing abilities of its personnel. PMT currently holds a number of patents in the United States and has patent applications pending in South Korea, Japan and Europe.

  Electrotech currently holds a number of patents in the United Kingdom, the United States, Taiwan, Germany, France, Italy and the Netherlands and is currently in the process of defending a challenge to the validity of its European ICP patent. There can be no assurance as to the resolution of this patent dispute and an unfavorable result could materially and adversely affect Electrotech. Electrotech also has a number of patent applications pending worldwide, including applications for its Forcefill(TM) technology.

  There can be no assurance that patents will be issued on the Company's pending patent applications or that competitors will not be able to legitimately ascertain proprietary information embedded in its products which is not covered by patent or copyright. In such case, the Company may be precluded from preventing the competitor from making use of such information. In addition, should the Company wish to assert its patent rights against a particular competitor's product, there can be no assurance that any claim in a Company patent will be sufficiently broad nor, if sufficiently broad, any assurance that the Company patent will not be challenged, invalidated or circumvented, or that the Company will have sufficient resources to prosecute its rights. The Company has a policy to protect and defend vigorously its patents, trademarks and trade secrets.

  There are no pending lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or, except as described above, any unresolved claim where the Company has received notice that it is infringing the intellectual property rights of others. There can be no assurance, however, that such infringement claims will not be asserted in the future nor can there be any assurance, if such claims were made, that the Company would be able to defend against such claims successfully or, if necessary, obtain licenses on reasonable terms. In addition, management believes that litigation in the semiconductor equipment industry over patent and other intellectual property rights has been increasing in recent years.

  Any involvement in a patent or other intellectual property dispute or in any action to protect trade secrets and know-how, even if successful, could materially and adversely affect operations. Adverse determinations in any such action could subject the Company to significant liabilities, require it to seek licenses from third parties, which might not be available, and possibly prevent it from manufacturing and selling its products, any of which could materially and adversely affect operations.

ENVIRONMENTAL REGULATIONS

  PMT is subject to a variety of federal, state and local laws, rules and regulations in the United States relating to the use, storage, discharge and disposal of hazardous chemicals used during its customer demonstrations and in research and development activities. Public attention has increasingly been focused on the environmental impact of operations which use hazardous materials. In 1995, the United Kingdom adopted a new and comprehensive environmental law known as the Environmental Act of 1995 (the "Environmental Act"), which, among other things, deals with the allocation of responsibility for the cleanup of contaminated property and expands potential liability with respect to the remediation of such contamination. Electrotech owns or leases a number of facilities in the United Kingdom, and compliance with the Environmental Act is anticipated to result in certain expenses. A reserve of $435,000 for the estimated potential liability of these expenses has been recorded in the Unaudited Pro Forma Balance Sheet of PMT and Electrotech combined as of September 30, 1996 included elsewhere in this Prospectus. There can be no assurance that such expenses will not exceed present estimates. Failure to comply with present or future regulations could result in substantial liability to the Company, suspension or cessation of certain of its operations, restrictions on its ability to expand at its present locations, or requirements for the acquisition of significant equipment or the incurrence of other significant expense.

CUSTOMER CONCENTRATION

  To date Electrotech's sales have been highly concentrated, with approximately 23% and 28% of its revenue for the three months ended September 30, 1996 and the year ended June 30, 1996, respectively, derived from sales to Siemens. There can be no assurance that Siemens will continue to purchase machinery and technology from Electrotech at current levels, or at all. To date PMT has experienced some concentration of customers and, in future periods, the concentration of the Company's customers could increase.

SIGNIFICANT INFLUENCE OF MR. DOBSON; DILUTION OF OWNERSHIP

  As a result of the Acquisition, the former shareholders of Electrotech beneficially own approximately 39% of the outstanding shares of Common Stock. Christopher D. Dobson, the Chairman of the Board of Directors of the Company, owns approximately 34% of the Common Stock outstanding. Mr. Dobson is in a position to have a significant influence on the election of directors and other corporate matters that require the vote of PMT shareholders. Additionally, the Convertible Notes are convertible into 5,516,470 shares of Common Stock. The issuance of such shares of Common Stock upon the conversion of the Convertible Notes will represent substantial dilution of the ownership interest in the Company by its current shareholders.

SHARES AVAILABLE FOR RESALE

  As a result of the Acquisition, the Company issued 5,600,000 additional shares of Common Stock, of which 746,666 shares may be sold in the public securities markets on and after December 24, 1996, pursuant to Regulation S of the Securities Act. Subject to certain volume restrictions imposed by Rule 144 under the Securities Act, Mr. Dobson will also be permitted to sell a certain number of the 4,853,334 shares of Common Stock issued to him in the Acquisition. Future sales of a substantial amount of Common Stock in the public market could adversely affect the market price of the Common Stock. The former shareholders of Electrotech have agreed not to sell any of the shares of Common Stock received by them in the Acquisition until February 13, 1997.

  Approximately 3,108,421 shares of Common Stock held by certain significant shareholders of the Company, including 1,638,354 shares held by Company affiliates, are presently available for resale in the public market, subject to certain restrictions on volume imposed by Rule 144 under the Securities Act.

VOLATILE STOCK PRICE

  Since the Company's initial public offering in late August 1995, the market price for the Common Stock has been highly volatile. Management believes that a variety of factors could cause the price of the Common Stock to continue to fluctuate, perhaps substantially, including: announcements of developments related to the Company's business; fluctuations in operating results and order levels; general conditions in the semiconductor industry or the worldwide economy; announcements of technological innovations; new products or product enhancements by the Company or by its competitors; developments in patents or other intellectual property rights; and developments in the Company's relationships with its employees, customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of the stock of technology-based issuers in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

  The Selling Holders will receive all of the net proceeds from the sale of the Convertible Notes and Common Stock issuable upon the conversion thereof pursuant to this Prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock began trading in the over-the-counter market on August 23, 1995 upon effectiveness of the registration statement relating to the Company's initial public offering and is quoted on Nasdaq under the symbol "PMAT". The quarterly high and low sale prices for Common Stock as reported on Nasdaq for the periods indicated since August 23, 1995 are as follows:

                                                                   HIGH   LOW
                                                                  ------ ------
   1995
   Third Quarter (from August 23, 1995).......................... $21.25 $16.75
   Fourth Quarter................................................ $17.50 $ 9.00
   1996
   First Quarter................................................. $16.25 $ 8.63
   Second Quarter................................................ $20.25 $11.00
   Third Quarter................................................. $15.75 $10.50
   Fourth Quarter (through December 12, 1996).................... $16.88 $11.25

  As of December 12, 1996, there were 118 shareholders of record of Common
Stock.

  PMT has not declared or paid cash dividends to its shareholders. PMT anticipates that all of its earnings in the near future will be retained for the development and expansion of its business and, therefore, does not anticipate paying dividends on its Common Stock in the foreseeable future. Declaration of dividends on the Common Stock will depend, among other things, upon levels of indebtedness, future earnings, the operating and financial condition of PMT, its capital requirements and general business conditions. The Working Capital Facility contains provisions which prohibit PMT from paying dividends on its Common Stock.

  On December 12, 1996, the closing price of the Common Stock as reported on Nasdaq was $15 per share.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and on a pro forma and as adjusted basis, giving effect to the consummation of the Acquisition and the Original Offering and application of the net proceeds therefrom. This table should be read in conjunction with the summary financial and pro forma data and the pro forma financial information contained in this Prospectus, with the unaudited financial statements of PMT and Electrotech included elsewhere in this Prospectus and with the financial statements of PMT and of Electrotech and the notes thereto contained in the Proxy Statement.

                                                           SEPTEMBER 30, 1996
                                                           --------------------
                                                                     PRO FORMA
                                                                        AND
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                            (IN THOUSANDS OF
                                                              U.S. DOLLARS)
Short-term debt and current portion of long-term debt(1).. $   482   $ 11,475
                                                           =======   ========
Long-term debt, less current portion:
  7 1/8% Convertible Subordinated Notes Due 2001.......... $   --    $ 86,250
  Other long-term debt, including capital lease
   obligations............................................     336      1,860
                                                           -------   --------
   Total long-term debt...................................     336     88,110
Shareholders' equity:
  Common Stock, no par value; 50,000,000 shares
   authorized; 8,692,264 issued and outstanding and
   14,292,264 shares
   issued and outstanding, as adjusted(2).................  61,108    131,808
  Accumulated deficit(3)..................................  (4,440)   (93,496)
                                                           -------   --------
   Total shareholders' equity.............................  56,668     38,312
                                                           -------   --------
   Total capitalization................................... $57,004   $126,442
                                                           =======   ========

--------
(1) As of September 30, 1996, there were no borrowings under PMT's $3 million revolving line of credit and there were borrowings of approximately $10 million under Electrotech's revolving line of credit, including bank overdrafts.
(2) Does not include (a) 2,400,000 shares of Common Stock presently reserved for issuance under the Company's 1991 Stock Option Plan, (b) 80,000 shares of Common Stock issuable upon the exercise of a warrant outstanding as of September 30, 1996 and (c) 5,516,470 shares of Common Stock reserved for issuance upon conversion of the Convertible Notes.
(3) The substantial increase in the accumulated deficit amount is a result of a one-time, nonrecurring charge of $89 million relating to purchased in-process technology of Electrotech.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF PMT

  The following selected consolidated financial data of PMT are qualified by reference to and should be read in conjunction with the unaudited condensed consolidated financial statements of PMT included elsewhere in this Prospectus and with the consolidated financial statements and notes thereto of PMT and "Management's Discussion and Analysis of Financial Condition and Results of Operations of PMT," which are included in the Proxy Statement. The selected consolidated financial data set forth below for the year ended February 28, 1994, as of and for the ten months ended December 31, 1994, and as of and for the year ended December 31, 1995, have been derived from the audited financial statements of PMT included in the Proxy Statement. The selected consolidated financial data set forth below as of and for the year ended February 28, 1992, as of and for the year ended February 28, 1993, and as of February 28, 1994, have been derived from audited financial statements of PMT not included in the Proxy Statement. The selected consolidated financial data for the ten months ended December 31, 1993, the twelve months ended December 31, 1994, the nine months ended September 30, 1995 and as of and for the nine months ended September 30, 1996 have been derived from unaudited consolidated financial statements of PMT, but include all adjustments (consisting only of normal recurring adjustments) which PMT considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the Company's fiscal year ending December 31, 1996.

                                                      TEN MONTHS         TWELVE                   NINE MONTHS
                                YEAR ENDED               ENDED           MONTHS        YEAR          ENDED
                               FEBRUARY 28,         DECEMBER 31,(1)      ENDED        ENDED      SEPTEMBER 30,
                          ------------------------  ----------------  DECEMBER 31, DECEMBER 31, ----------------
                           1992    1993     1994     1993     1994      1994(1)      1995(2)     1995     1996
                          ------  -------  -------  -------  -------  ------------ ------------ -------  -------
                                      (IN THOUSANDS IN U.S. DOLLARS, EXCEPT SHARE INFORMATION)
STATEMENTS OF OPERA-
 TIONS:
Revenues:
 Product sales..........  $1,376  $ 4,215  $ 6,244  $ 4,435  $ 8,005    $ 9,813      $20,890    $13,597  $25,851
 License revenue........   2,000      --     1,900    1,900      700        700          400        400      --
 Contract revenue.......     --       --       --       --       --         --           --         --     1,767
                          ------  -------  -------  -------  -------    -------      -------    -------  -------
 Total revenue..........   3,376    4,215    8,144    6,335    8,705     10,513       21,290     13,997   27,618
Costs and expenses:
 Costs of goods sold....     763    2,442    4,259    3,218    5,404      6,444       11,144      7,301   12,991
 Research and
  development...........   1,205    2,218    2,812    2,186    3,584      4,210        4,567      3,195    5,449
 Selling, general and
  administrative........   1,083    1,806    2,224    1,688    3,382      3,917        5,943      4,273    7,125
                          ------  -------  -------  -------  -------    -------      -------    -------  -------
 Total costs and
  expenses..............   3,051    6,466    9,295    7,092   12,370     14,571       21,654     14,769   25,566
                          ------  -------  -------  -------  -------    -------      -------    -------  -------
Income (loss) before
 interest and income tax
 provision..............     325   (2,251)  (1,151)    (757)  (3,665)    (4,058)        (364)      (772)   2,053
Other:
 Interest expense.......     (22)     (94)    (227)    (213)    (146)      (159)        (294)      (257)    (119)
 Interest income........      21       26       32       15      125        143          777        224    1,205
                          ------  -------  -------  -------  -------    -------      -------    -------  -------
Income (loss) before
 income tax provision...     324   (2,319)  (1,346)    (955)  (3,686)    (4,074)         119       (805)   3,139
Income tax provision....     196      --        51       51       54         54            1          1       17
                          ------  -------  -------  -------  -------    -------      -------    -------  -------
Net income (loss).......  $  128  $(2,319) $(1,397) $(1,006) $(3,740)   $(4,128)     $   118    $  (806) $ 3,122
                          ======  =======  =======  =======  =======    =======      =======    =======  =======
Net income (loss) per
 share (3)..............                                     $ (0.75)   $ (0.82)     $  0.02    $ (0.15) $  0.34
                                                             -------    -------      -------    -------  -------
Number of shares used in
 per share computation
 (3)....................                                       5,013      5,013        6,593      5,495    9,121
                                                             =======    =======      =======    =======  =======

                             FEBRUARY 28,
                         ---------------------  DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                          1992   1993   1994        1994       1995(2)        1996
                         ------ ------ -------  ------------ ------------ -------------
BALANCE SHEET DATA:
Working capital......... $1,205 $  609 $ 5,926    $ 6,171      $49,037       $44,118
Total assets............  3,145  5,032  12,080     16,631       59,293        70,155
Long-term debt (capital
 lease obligations),
 less current portion...    119    387     145        733          686           336
Redeemable convertible
 preferred stock........    --   1,250   8,705     14,205          --            --
Shareholders' equity
 (deficit), excluding
 redeemable convertible
 preferred stock........  1,901    820    (646)    (4,419)      53,413        56,668

-------
(1) During 1994, PMT changed its fiscal year end from the last day of February to December 31. Information for the twelve months ended December 31, 1994 (unaudited) is provided for comparison to the information for the year ended December 31, 1995. Information for the ten months ended December 31, 1993 (unaudited) is provided for comparison to the information for the ten months ended December 31, 1994.
(2) On August 29, 1995, PMT completed its initial public offering, resulting in approximately $40,093,235 of net proceeds to PMT. The funds were used to cover PMT's working capital needs, its investment in evaluation systems and capital expenditures, and to continue to expand its research and development and operational activities. The remaining funds were used to finance the cash portion of the Acquisition and related transaction costs and expenses.
(3) See Note 1 of Notes to Consolidated Financial Statements in the Proxy Statement for an explanation of the method used to determine the number of shares used to compute per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PMT

  The following discussion should be read in conjunction with the section entitled "Selected Consolidated Financial Data of PMT" above, with the unaudited condensed consolidated financial statements of PMT included elsewhere in this Prospectus and with the consolidated financial statements of PMT and noted thereto included in the Proxy Statement.

COMPARISON OF THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 TO THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995

OVERVIEW

  During the third quarter of fiscal 1996, the Company reported product sales and net income of $7.9 million and $0.5 million, respectively.

RESULTS OF OPERATIONS

  The following table sets forth the statement of operations data of the Company expressed as a percentage of revenues for the period indicated.

                             THREE MONTHS ENDED           NINE MONTHS ENDED
                         --------------------------- ---------------------------
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                             1996          1995          1996          1995
                         ------------- ------------- ------------- -------------
Revenues................     100.0%        100.0%        100.0%        100.0 %
Cost of sales...........      43.8          54.6          47.0          52.2
                             -----         -----         -----         -----
Gross profit............      56.2          45.4          53.0          47.8
Operating expenses:
Research and
 development............      22.6          17.7          19.7          22.8
Selling, general and
 administrative.........      31.2          23.6          25.8          30.5
                             -----         -----         -----         -----
Total operating
 expenses...............      53.8          41.3          45.5          53.3
                             -----         -----         -----         -----
Income (loss) from
 operations.............       2.4           4.1           7.5          (5.5)
Interest income
 (expense), net.........       3.3           1.7           3.9          (0.2)
                             -----         -----         -----         -----
Income (loss) before
 income tax provision...       5.7           5.8          11.4          (5.7)
Income tax provision....        --            --           0.1            --
                             -----         -----         -----         -----
Net income (loss).......       5.7%          5.8%         11.3%         (5.7)%
                             -----         -----         -----         -----

Revenues

  Product Sales. Product sales for the third quarter of fiscal 1996 increased 22% to $7.9 million compared to $6.5 million for the third quarter of fiscal 1995. Product sales increased as a result of the shipment of two of the Company's PINNACLE 8000R(TM) plasma processing systems, five process modules and four MORI sources. Product sales for the nine month period ending September 30, 1996 increased 90% to $25.9 million from $13.6 million for the nine month period ending September 30, 1995. Product sales increased as a result of the shipment of one PINNACLE 8000(R) and ten PINNACLE 8000R(TM) systems, six process modules and eight MORI sources for the nine months ended September 30, 1996 as compared to five PINNACLE 8000(R) systems, four process modules and sixteen MORI sources shipped in the nine months ended September 30, 1995. Notwithstanding the quarter-to-quarter and period-to-period increases noted above, product sales for the third quarter of 1996 decreased from $10.2 million, or 22.5%, as compared to product sales for the second quarter of 1996. Management believes that this decrease in product sales is primarily attributable to the current downturn in the semiconductor industry, which has adversely affected the semiconductor equipment manufacturing industry.

  International sales, which are predominately to customers based in Japan and Korea, accounted for 94% and 91% of product sales for the third quarter of fiscal years 1996 and 1995, respectively. International product sales accounted for 82% and 54% of product sales for the nine months ending September 30, 1996 and 1995, respectively.

  License Revenue. The Company received no license revenues for the third quarter or nine month period of fiscal 1996, compared to $0 and $400,000 for the third quarter and the nine month period, respectively, of fiscal 1995, because all of the past license agreements the Company had entered into were fully paid prior to 1996. The Company does not anticipate the receipt of any additional license revenues in the next twelve months. However, the Company may enter into additional license agreements as it deems appropriate in order to broaden the applications of its MORI(TM) technology, or to improve the Company's market penetration.

  Contract Revenue. The Company received contract revenues for the third quarter and nine month period of fiscal 1996 of $918,449 and $1,767,127, respectively, as compared to no contract revenue for the third quarter and nine month period of fiscal 1995. This increase was due to the March 1996 agreement between PMT and PMT CVD Partners, L.P. See Note C to Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

Gross Margin on Product Sales

  The Company's gross margin on product sales for the third quarter of fiscal 1996 increased to 51% as compared to 45% for the third quarter of fiscal 1995, and for the nine months ended September 30, 1996 gross margin on product sales increased to 50% in comparison to 46% for the nine months ended September 30, 1995. The improved margin for each such comparable period is attributable to the higher sales volume which resulted in increased production efficiencies and higher average selling prices. Notwithstanding the period-to-period increases in gross margins referenced above, management believes that decreased revenues attendant to the current downturn in the semiconductor equipment manufacturing industry, together with pricing pressure attendant to PMT's shipment of products in the current and future quarters, could result in lower gross and operating margins in such future periods.

Research and Development

  Research and development expenses for the third quarter of fiscal 1996 were $2.0 million, or 23% of revenues, compared to $1.2 million, or 18% of revenues, for the third quarter of fiscal 1995. For the nine months ended September 30, 1996, research and development expenses were $5.4 million, or 20% of revenues, as compared to $3.2 million, or 23% of revenues, for the nine months ended September 30, 1995. The dollar increases and, for the third quarter of fiscal 1996, the increase as a percentage of revenues, are attributable principally to the Company's continued investment in the development of new processes in further advancing its proprietary plasma source technology. In addition, expenses include costs incurred associated with the contract revenue from PMT CVD Partners, L.P. See Note C of Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

Selling, General and Administrative Expenses

  Selling, general and administrative expenses for the third quarter of fiscal 1996 were $2.8 million, or 31% of revenues, compared to $1.5 million, or 24% of revenues, for the third quarter of fiscal 1995. For the nine months ended September 30, 1996, selling, general and administrative expenses were $7.1 million, or 26% of net revenues, as compared to $4.3 million, or 31% of revenues, for the nine months ended September 30, 1995. The increased expense was due primarily to the addition of employees in both the sales and support departments to accommodate the increased sales volume.

Income Tax Provision

  The Company paid a nominal amount of Federal and State income taxes for the first nine months of fiscal 1996. In addition, a nominal amount of income tax was paid by the Company's Korean subsidiary. The Company paid no income tax for the first nine months of fiscal 1995 due to the Company's ability to utilize prior net operating loss and credit carryforwards that can be applied against future income but is subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The provision for income taxes at September 30, 1996 differs from the statutory federal rate of 35% due to the reduction of the valuation allowance attributed to the utilization of the net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1996, PMT had $20.0 million in cash, cash equivalents and short-term investments, compared to $38.8 million at December 31, 1995. This $18.8 million decrease was primarily due to the increases in inventories and accounts receivable related to the sales volume increase. In addition, $6.5 million was invested in capital equipment as the Company used funds to expand its applications laboratory to support process development and customer demonstrations. This was offset by net cash resulting from higher trade payables related to the purchase of inventory and capital equipment.

  In March 1996, PMT sponsored a partnership with certain third-party investors to fund research and development costs and expenses relating to CVD technology and applications. Third-party investors invested an aggregate of approximately $5,350,000 in the partnership, which aggregate amount is available to fund such costs and expenses. At September 30, 1996 approximately $3,148,868 remained available for future funding of such research and development. See Note C to Notes to Unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus.

  On October 7, 1996 PMT completed the Original Offering of the Convertible Notes. On November 15, 1996 PMT consummated the Acquisition of Electrotech for an aggregate consideration of $145.7 million consisting of $75 million in cash and 5.6 million shares of newly-issued Common Stock having a fair market value of $70.7 million, based on the $12.625 per share closing price of the Common Stock on July 17, 1996, the last day prior to the public announcement of the Acquisition. The net proceeds from the sale of the Convertible Notes in the Original Offering were used by PMT to substantially fund the cash needed with respect to the Acquisition.

  On November 15, 1996 the Company entered into a senior secured credit facility with certain domestic and U.K. lenders (the "Working Capital Facility") that permits the Company and its subsidiaries, including Electrotech, to borrow an aggregate of up to $35 million, subject to borrowing base limitations, based upon eligible accounts receivable. As of November 15, 1996 the Working Capital Facility would have permitted aggregate borrowings of approximately $21.6 million.

  Through the nine month period ended September 30, 1996, PMT made capital expenditures of $6.5 million. The Company anticipates additional capital expenditures of approximately $3.3 million during the fiscal quarter ending December 31, 1996. This is expected to include investments in demonstration and test equipment, information systems, new facilities and other capital items that should enable the Company to expand its ability to support and develop new products and services. In addition, the Company expects to increase its investment in inventory of evaluation systems at customer sites.

  The Company believes that cash provided or available from the Convertible Notes, the Working Capital Facility and other sources of capital available to the Company, including cash on hand, will be sufficient to support the Company's liquidity needs over the next 12 months.

                SELECTED COMBINED FINANCIAL DATA OF ELECTROTECH

  The selected combined financial data presented below for the fiscal year ended June 30, 1993, and as of and for each of the three fiscal years ended June 30, 1994, 1995, and 1996 are derived from audited combined financial statements of Electrotech, which have been audited by Ernst & Young Chartered Accountants, independent auditors, and, except with respect to the June 30, 1993 financial statements, are contained in the Proxy Statement. The selected combined financial data presented below as of June 30, 1993 and as of and for the year ended June 30, 1992 are derived from unaudited combined financial statements of Electrotech, which are not contained in the Proxy Statement. The combined financial statements below are presented in British pounds sterling. For reference purpose, the Noon Buying Rate was U.S.$1.65 = (Pounds)1 on December 12, 1996. All of the selected combined financial data below is prepared under accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The selected combined financial data set forth below is qualified in its entirety by, and should be read in conjunction with, Electrotech's unaudited condensed combined financial statements included elsewhere in this Prospectus and with Electrotech's combined financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Electrotech," which are included in the Proxy Statement.

                                                                                                        THREE MONTHS ENDED
                                              YEAR ENDED JUNE 30,                                         SEPTEMBER 30,
                   ------------------------------------------------------------------------------  -----------------------------
                        1992            1993            1994            1995            1996           1995            1996
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
                                                      (IN THOUSANDS OF BRITISH POUNDS)
COMBINED PROFIT
 AND LOSS ACCOUNT
 DATA:
Sales............  (Pounds)13,919  (Pounds)16,547  (Pounds)23,807  (Pounds)34,496  (Pounds)49,012  (Pounds)7,761  (Pounds)10,197
Cost of sales....           6,790           7,967          11,496          17,014          23,406          3,760           5,218
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Gross profit.....           7,129           8,580          12,311          17,482          25,606          4,001           4,979
Operating
 expenses:
 Research and
  development....           2,207           2,365           3,332           4,421           6,674          1,239           1,702
 Administrative
  expenses.......           6,764           4,659           7,161           8,615           8,295          1,861           2,321
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Total operating
 expenses........           8,971           7,024          10,493          13,036          14,969          3,100           4,023
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Operating profit
 (loss)..........          (1,842)          1,556           1,818           4,446          10,637            901             956
Profit on
 disposal of
 businesses(1)...           4,652             --              --            5,040             --             --              --
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Profit on
 ordinary
 activities
 before interest.           2,810           1,556           1,818           9,486          10,637            901             956
Interest payable,
 net.............            (376)            (95)           (255)           (438)           (609)          (146)           (211)
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Profit on
 ordinary
 activities
 before taxation.           2,434           1,461           1,563           9,048          10,028            755             745
Tax charge on
 profit on
 ordinary
 activities......           1,110             627             574           3,530           3,721            344             332
                   --------------  --------------  --------------  --------------  --------------  -------------  --------------
Profit for the
 period..........  (Pounds) 1,324  (Pounds)   834  (Pounds)   989  (Pounds) 5,518  (Pounds) 6,307  (Pounds)  411  (Pounds)   413
                   ==============  ==============  ==============  ==============  ==============  =============  ==============

--------
(1) Represents the profits, before taxes, recognized on the sales of Surface Technology Systems Limited during the fiscal year ended June 30, 1995 and the sale of the business of Plasma Products Limited during the fiscal year ended June 30, 1992.

                                                                                                        AS OF
                                                       AS OF JUNE 30,                               SEPTEMBER 30,
                         -------------------------------------------------------------------------- --------------
                             1992           1993           1994           1995           1996           1996
                         -------------- -------------- -------------- -------------- -------------- --------------
                                                       (IN THOUSANDS OF BRITISH POUNDS)
COMBINED BALANCE SHEET
 DATA:
Working capital......... (Pounds) 8,173 (Pounds)10,075 (Pounds)10,547 (Pounds)14,035 (Pounds)16,422 (Pounds)15,847
Total assets............         18,615         22,093         28,005         38,339         51,030         47,427
Long-term obligations...          1,097          2,559          1,932          1,339            948            977
Total shareholders'
 equity.................         12,884         13,836         14,844         20,401         26,621         27,013

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
              CONDITION AND RESULTS OF OPERATIONS OF ELECTROTECH

  The following discussion should be read in conjunction with the section entitled "Selected Combined Financial Data of Electrotech" above, with the unaudited condensed combined financial statements of Electrotech included elsewhere in this Prospectus and with the combined financial statements of Electrotech and notes thereto included in the Proxy Statement. The combined financial statements of Electrotech combine the consolidated financial statements of each of ET and ETE, which are subject to common control. The financial information for Electrotech has been prepared in accordance with UK GAAP and in British pounds. See the notes to the unaudited condensed combined financial statements of Electrotech contained elsewhere in this Prospectus for a reconciliation to US GAAP for selected financial information.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 1996 TO THE THREE MONTHS ENDED SEPTEMBER 30, 1995

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the percentage of total revenues represented by certain line items in the combined profit and loss accounts related to the operations of Electrotech:

                                                                 THREE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
Sales...........................................................  100.0%  100.0%
Cost of sales...................................................   48.4    51.2
                                                                 ------  ------
Gross margin....................................................   51.6    48.8
Research and development expenses...............................   16.0    16.7
Administrative expenses.........................................   24.0    22.8
                                                                 ------  ------
Total operating expenses........................................   40.0    39.5
                                                                 ------  ------
Profit on ordinary activities before interest...................   11.6     9.3
Interest payable, net...........................................    1.9     2.0
                                                                 ------  ------
Profit on ordinary activities before taxation...................    9.7     7.3
Tax charge on profit on ordinary activities.....................    4.4     3.3
                                                                 ------  ------
Profit for the period...........................................    5.3%    4.0%
                                                                 ======  ======

REVENUES

  Total revenues were (Pounds)10.2 million for the three months ended September 30, 1996 compared to (Pounds)7.8 million for the three months ended September 30, 1995, an increase of 30.8%. Notwithstanding such period-to-period increase, revenues for the quarter ended September 30, 1996 decreased from (Pounds)15.2 million, or 33%, as compared to revenues for the quarter ended June 30, 1996.

  The period-to-period increase in revenues is primarily due to increased sales of PVD products (Forcefill(TM) and Sigma). Units shipped increased to four Sigma systems and two Forcefill(TM) modules in the three months ended September 30, 1996, compared to two Sigma systems and one Forcefill(TM) module in the three months ended September 30, 1995. Revenues from these products were (Pounds)7.8 million, representing 76.6% of total revenues in the three months ended September 30, 1996 compared to revenues of (Pounds)2.9 million, representing 37.1% of total revenues in the three months ended

September 30, 1995. Revenues from the sales of PVD products increased by 169% between the two quarters. The increase in revenues from the sale of Sigma products from quarter to quarter was primarily due to higher unit selling prices and a reduction in the number of sales made through distributors.

  There were no sales of CVD products (Flowfill(TM), Delta and ND) during the quarter ended September 30, 1996. During the quarter ended September 30, 1995, there were sales of one Flowfill(TM), one Delta and one ND system, resulting in total revenues of (Pounds)1.4 million.

  Revenues from sales of Omega(TM) etch products were (Pounds)600,000 for the three months ended September 30, 1996 and (Pounds)1.5 million for the three months ended September 30, 1995, a decrease of 60% between the two periods. During the three months ended September 30, 1996, two Omega(TM) etch systems were shipped, compared to three Omega(TM) systems, during the three months ended September 30, 1995.

GROSS MARGIN

  Electrotech's gross margin was 48.8% in the three months ended September 30, 1996 and 51.6% in the three months ended September 30, 1995. The decrease in gross margin is primarily due to the effect of exchange rate fluctuations on conversion to pounds sterling of revenues earned in other currencies.

RESEARCH AND DEVELOPMENT EXPENSES

  Research and development expenses include costs associated with the definition, design and development of new products. Research and development expenses were (Pounds)1.7 million for the three months ended September 30, 1996, compared to (Pounds)1.2 million for the three months ended September 30, 1995, an increase of 41.7%. This increase is primarily due to increased development costs on Forcefill(TM) and Flowfill(TM) technologies.

  Electrotech considers its research and development activities to be crucial to its future success and, therefore, expects its research and development expenditures to continue to rise in monetary terms, although not necessarily as a percentage of sales.

ADMINISTRATIVE EXPENSES

  Administrative expenses consist of personnel costs and overhead for administration, finance, sales and marketing, information systems, human resources and general management. Administrative expenses were (Pounds)2.3 million during the three months ended September 30, 1996 compared to (Pounds)1.9 million during the three months ended September 30, 1995, an increase of 21.0% over such periods. Significant variations in expenditure between the two periods were in payroll costs, which increased to (Pounds)945,000 from (Pounds)827,000, an increase of 14.3%, and automobile and travel costs which increased to (Pounds)580,000 from (Pounds)365,000, an increase of 58.9%. Included in administrative expenses for the three months ended September 30, 1996 were currency exchange gains of (Pounds)303,000 compared to currency exchange gains of (Pounds)150,000 for the three months ended September 30, 1995.

  In January 1996, Electrotech commenced partial occupation of new leased premises in Newport, South Wales. Electrotech anticipates that the property will be fully occupied by early 1997. Following full occupation of the property the rental charge and depreciation of improvements will increase administrative expenses by approximately (Pounds)1.2 million per annum. Management anticipates that general and administrative expenses will continue to increase in support of planned business expansion in markets outside the United Kingdom.

INTEREST EXPENSE, NET

  Net interest expense was (Pounds)211,000 in the three months ended September 30, 1996 compared to (Pounds)146,000 in the three months ended September 30, 1995, an increase of 44.5% over such periods. The increase was primarily due to increased working capital requirements necessary to fund the expansion of the business.

INCOME TAX EXPENSE

  Income tax expense was (Pounds)332,000 in the three months ended September 30, 1996 compared to (Pounds)344,000 in the three months ended September 30, 1995, a decrease of 3.5% over such periods. The effective tax rates were 44.6% and 45.5%, respectively. The high effective tax rate for both periods was primarily due to a larger portion of earnings arising in countries with a higher effective tax rate than the U.K.

WORLDWIDE TAX EXPENSE

  ET and ETE each operate as a holding company. ET and its subsidiaries operate in the United Kingdom. ETE has operating subsidiaries in several countries, and each subsidiary is taxed based on the laws of the jurisdiction in which it operates. Because taxes are incurred at the subsidiary level, and one subsidiary's tax losses cannot be used to offset the taxable income of subsidiaries in other jurisdictions, ETE's consolidated effective tax rate may increase to the extent it reports tax losses in some subsidiaries and taxable income in others. The subsidiaries are subject to taxation in countries where they operate, and such operations generally are taxed at rates similar to or higher than tax rates in the United Kingdom. The payment of dividends or distributions by the subsidiaries to ETE would be subject to withholding taxes in the country of domicile and may be mitigated under the terms of relevant double tax treaties with the United Kingdom.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was (Pounds)2.3 million for the three months ended September 30, 1996 against a net inflow from operating activities of (Pounds)147,000 in the three months ended September 30, 1995. The net cash inflows from operating activities reflect movements in the working capital of Electrotech.

  Net cash used in investing activities was (Pounds)1.1 million in the three months ended September 30, 1996 and (Pounds)1.2 million in the three months ended September 30, 1995. In both periods, this was primarily due to capital expenditure at the new premises at Newport, South Wales.

  Due to recent growth in Electrotech's sales and its development of new products, Electrotech's existing facilities have reached their capacity limit. Electrotech has leased a 102,000 square foot facility into which it moved certain of its sales, customer support and financing operations in January 1996. Approximately 20,000 square feet of the facility are currently in use, and the remaining space is being built out with a view to full occupancy in early 1997. The rental of the new premises is (Pounds)500,000 per annum.

                        PRO FORMA FINANCIAL INFORMATION

  The unaudited pro forma financial information presented below should be read in conjunction with the notes hereto, as set forth below, and the separate financial statements of PMT and Electrotech presented elsewhere in this Prospectus and in the Proxy Statement.

           UNAUDITED PRO FORMA BALANCE SHEET OF PMT AND ELECTROTECH
                       COMBINED AS OF SEPTEMBER 30, 1996
                        (IN THOUSANDS OF U.S. DOLLARS)

                                                            PRO FORMA  PRO FORMA
                                        PMT    ELECTROTECH ADJUSTMENTS COMBINED
                                      -------  ----------- ----------- ---------
               ASSETS
Current assets:
  Cash and cash equivalents.........  $ 7,450    $ 2,622    $ 86,250   $ 10,622
                                                             (85,700)
  Short-term investments............   12,559        --          --      12,559
  Accounts receivable...............   16,519     21,428         --      37,947
  Inventories.......................   15,766     26,060         --      41,826
  Demonstration inventory...........    4,478        --          --       4,478
  Other current assets..............      495      4,360         --       4,855
                                      -------    -------    --------   --------
    Total current assets............   57,267     54,470         550    112,287
Property, equipment and leasehold
 improvements--net..................    9,924     15,910      (1,675)    24,159
Developed technology................      --         --       40,203     40,203
In-process technology...............      --         --       89,056        --
                                                             (89,056)
Assembled workforce.................      --         --        5,862      5,862
Covenant not to compete.............      --         --          424        424
Financing cost......................      --         --        3,200      3,200
Other assets........................    2,963         25      (2,281)       707
                                      -------    -------    --------   --------
    Total assets....................  $70,154    $70,405    $ 46,283   $186,842
                                      =======    =======    ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit and bank
   overdrafts.......................  $   --     $10,023    $    --    $ 10,023
  Accounts payable and accrued
   expenses.........................   11,566      6,465        (481)    17,550
  Warranty expense..................      815        849         --       1,664
  Customer deposits.................        0      1,925         --       1,925
  Accrued salaries and related
   liabilities......................      287        538         --         825
  Current portion of capital lease
   obligations......................      482        970         --       1,452
  Other accrued liabilities.........      --       5,839         --       5,839
  Income taxes payable..............      --       5,563         --       5,563
                                      -------    -------    --------   --------
    Total current liabilities.......   13,150     32,172        (481)    44,841
Long-term debt and capital lease ob-
 ligations..........................      336      1,524                  1,860
Convertible subordinated notes......      --         --       86,250     86,250
Deferred income taxes...............      --         956      14,623     15,579
                                      -------    -------    --------   --------
    Total liabilities...............   13,486     34,652     100,392    148,530
Shareholders' equity:
Common stock:
  PMT...............................   61,108        --       70,700    131,808
  Electrotech.......................      --          17         (17)       --
Retained earnings (accumulated defi-   (4,440)    35,736     (35,736)   (93,496)
 cit)...............................
                                                             (89,056)
                                      -------    -------    --------   --------
    Total shareholders' equity......   56,668     35,753     (54,109)    38,312
                                      -------    -------    --------   --------
      Total liabilities and share-
       holders' equity .............  $70,154    $70,405    $ 46,283   $186,842
                                      =======    =======    ========   ========

                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF
                              PMT AND ELECTROTECH
              FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 1995
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                           PRO FORMA  PRO FORMA
                                       PMT    ELECTROTECH ADJUSTMENTS COMBINED
                                     -------  ----------- ----------- ---------
Revenues:
 Sales.............................. $20,890    $54,383    $    --     $75,273
 License revenue....................     400        --          --         400
                                     -------    -------    --------    -------
  Total revenues....................  21,290     54,383         --      75,673
Operating costs and expenses:
 Costs of goods sold................  11,144     26,063         --      37,207
 Research and development...........   4,567      8,402         --      12,969
 Sales, general and administrative..   5,944     12,194         --      18,138
 Amortization of intangibles........     --         --        4,755      4,755
                                     -------    -------    --------    -------
  Total.............................  21,655     46,659       4,755     73,069
                                     -------    -------    --------    -------
Operating income (loss).............    (365)     7,724      (4,755)     2,604
Other income and expense:
 Interest income....................     777        294         (50)     1,021
 Interest expense...................    (293)      (959)     (6,785)    (8,037)
 Profit on disposal of business.....     --       7,812         --       7,812
                                     -------    -------    --------    -------
                                         484      7,147      (6,835)       796
                                     -------    -------    --------    -------
Income (loss) before income tax
 provision..........................     119     14,871     (11,590)     3,400

Income tax provision................       1      5,966      (1,522)     4,445
                                     -------    -------    --------    -------
Net income (loss)................... $   118    $ 8,905    $(10,068)   $(1,045)
                                     =======    =======    ========    =======
Net income (loss) per PMT share..... $  0.02                           $ (0.09)
                                     =======                           =======
Number of shares outstanding, in
 thousands..........................   6,593                  5,600     12,193

                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS OF
                              PMT AND ELECTROTECH
              FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996
           (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                           PRO FORMA  PRO FORMA
                                       PMT    ELECTROTECH ADJUSTMENTS COMBINED
                                     -------  ----------- ----------- ---------
Revenues:
  Product sales..................... $25,851    $63,255     $   --     $89,106
  Contract revenue..................   1,767        --          --       1,767
                                     -------    -------     -------    -------
                                      27,618     63,255         --      90,873
Operating costs and expenses:
  Cost of sales.....................  12,991     30,596         --      43,587
  Research and development..........   5,449      8,315         --      13,764
  Sales, general and administrative.   7,125     10,860         --      17,985
  Amortization of intangibles.......     --         --        3,566      3,566
                                     -------    -------     -------    -------
    Total...........................  25,565     49,771       3,566     78,902
                                     -------    -------     -------    -------
Operating income....................   2,053     13,484      (3,566)    11,971
Other income and expense:
  Interest income...................   1,205        421         (38)     1,588
  Interest expense..................    (119)    (1,378)     (5,089)    (6,586)
                                     -------    -------     -------    -------
                                       1,086       (957)     (5,127)    (4,998)
Income before income taxes..........   3,139     12,527      (8,693)     6,973
Provision for income taxes..........      17      4,792      (1,142)     3,667
                                     -------    -------     -------    -------
Net income.......................... $ 3,122    $ 7,735     $(7,551)   $ 3,306
                                     =======    =======     =======    =======
Net income per PMT share............ $  0.34                           $  0.22
                                     =======                           =======
Number of shares outstanding, in
 thousands..........................   9,121                  5,600     14,721

  The accompanying unaudited pro forma financial statements include adjustments for the allocation of the purchase price to the underlying assets and liabilities as discussed below, the issuance of Common Stock, the elimination of Electrotech's equity in combination of the two companies, depreciation and amortization of the amounts allocated to various assets and liabilities acquired and a reduction of interest income and increase in interest expense associated with the reduction of cash and the issuance of the Convertible Notes in connection with the Acquisition.

  The unaudited pro forma financial information presented above combines the September 30, 1996 balance sheets of PMT and Electrotech and the statements of operations for the twelve month period ended December 31, 1995 and the nine month period ended September 30, 1996 on a pro forma basis. This pro forma combination gives effect to the following assumptions:

  . That the Acquisition occurred on September 30, 1996 for the unaudited pro forma balance sheet.

  . That the Acquisition occurred as of the beginning of each statement of operations presented with the allocation of the purchase price estimated based on the September 30, 1996 unaudited combined balance sheet of Electrotech.

  . That the Acquisition would be accounted for as a purchase.

  . That the purchase price paid by PMT to acquire Electrotech would be approximately $145.7 million, consisting of $75 million in cash, 5.6 million shares of Common Stock valued at $12.625 per share, and that the estimated transaction and financing costs would be $9.3 million and $3.2 million, respectively. The valuation of Common Stock is based on the $12.625 per share closing price of Common Stock on July 17, 1996, the last day prior to the public announcement of the parties' agreement to the terms of the Acquisition.

  . That cash required to consummate the Acquisition would be financed through the issuance of $86.25 million of Convertible Notes, which will bear interest at 7.125% per annum.

  . That the excess of the purchase price including the estimated transaction cost, over the net shareholders' equity of Electrotech would be allocated to the following assets and liabilities and that the amounts allocated would be amortized over the following time periods:

                                   AMOUNT
                ITEM               ($000)           AMORTIZATION PERIOD
                ----               -------          -------------------
   Fixed assets
    . Land and buildings.......... $(1,675) Twelve years for buildings
   Intangible assets
    . Developed technology........  40,203  Ten years
    . Assembled workforce.........   5,862  Eight years
    . In-process technology.......  89,056  100% immediately following the Acquisition
    . Covenant not to compete.....     424  Three years
   Deferred tax liability.........  14,623  As utilized based on the above lives

  . The preliminary allocation of the purchase price among identifiable tangible and intangible assets and liabilities, as reflected in the accompanying pro forma financial statements, is based on an analysis of the estimated fair value of those assets and liabilities as of November 15, 1996, the closing date of the Acquisition, and the net shareholders' equity of Electrotech as of September 30, 1996. The allocation of the purchase price is preliminary and the actual amounts to be recorded could change.

    Purchased in-process technology was analyzed through interviews and analysis of data concerning each of Electrotech's projects in development (i.e. Forcefill(TM) and Flowfill(TM)). Expected future cash flows of the developmental projects were discounted to present value taking into account risks associated with the inherent difficulties and uncertainties in completing the projects, and thereby achieving technological feasibility, and the risks related to potential changes in future target markets. PMT's expected post-acquisition business strategies were considered as they relate to Electrotech's current products and projects in development. Considerable efforts are being applied by Electrotech to its Forcefill(TM) and Flowfill(TM) projects to attain product functionality and reliability levels acceptable to their intended target market.

    The write-off of purchased in-process technology is not reflected in the accompanying unaudited statements of operations as it is a non-recurring charge. It will be included, however, in the actual consolidated statement of operations of PMT for the fourth fiscal quarter of 1996, the period in which the Acquisition was consummated.

    Using the methodology that was used for in-process technology, expected future cash flows of the developed technology were discounted taking into account risks related to the characteristics and application of each product, existing and future markets, and assessments of the life cycle stage of each product. This analysis resulted in an estimated value of $40.2 million for developed technology, which has reached technological feasibility and therefore would be capitalized.

  . For United Kingdom income tax purposes, the tax basis of the underlying assets and liabilities is not adjusted. Accordingly, a deferred tax liability has been included in the purchase price allocation which represents the tax effect of the difference in the basis for financial reporting and tax purposes of the assets, except goodwill, and liabilities acquired, after considering the effects of the purchase price allocation. The portion of the tax credit associated with the amortization of the excess of the recorded basis of the assets is reflected as a tax benefit in the accompanying pro forma statements of operations.

  . The number of shares used in the computation of earnings per share has been adjusted to reflect the issuance of 5,600,000 shares of Common Stock in connection with the Acquisition as if it had occurred at the beginning of the year presented. Fully dilutive earnings per share data has not been presented because such data would be anti-dilutive. See note 1 to the audited Financial Statements of PMT for the year ended December 31, 1995 in the Proxy Statement.

  It should be noted that the unaudited pro forma financial information:

  . Uses a pro forma allocation of the purchase price paid for Electrotech as shown above; the allocation of the actual purchase price is preliminary and subject to refinement pursuant to completion and updating of valuation studies at the time of closing.

  . Does not give effect to any costs of combining the companies or to any efficiencies in operations that could be achieved by combining the companies.

  . Does not purport to be indicative either of the results of operations that would have occurred had the Acquisition been consummated at the dates indicated, or of the future combined results of operations of the companies.

  . The financial data of PMT for the year ended December 31, 1995 used to develop the unaudited pro forma combining statement of operations is derived from the historical audited financial statements of PMT.

  . All interim financial data of PMT and Electrotech, and the financial data of Electrotech for the twelve month period ended December 31, 1995 used to develop the unaudited pro forma combining balance sheet and statements of operations is derived from historical unaudited financial statements of PMT and Electrotech, but in the opinions of management of PMT and Electrotech, respectively, reflect all adjustments necessary (consisting only of normal recurring entries) for a fair presentation thereof. The interim financial data and the financial data for the twelve month period ended December 31, 1995 for Electrotech have been adjusted to conform with U.S. generally accepted accounting principles and have been converted to U.S. dollars using the following U.S. dollar conversion rates per (Pounds)1 sterling: September 30, 1996--$1.56 and December 31, 1995--$1.55.

                       DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

  The Convertible Notes were issued pursuant to an Indenture dated as of October 7, 1996 (the "Indenture"), between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The following summary of certain provisions of the Convertible Notes, the Indenture and the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to the Convertible Notes, the Indenture and the Registration Agreement, respectively, including the definitions therein of certain terms used in the following summary. The definitions of certain other terms used in the following summary are set forth below under "--Certain Definitions."

  The Convertible Notes are unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture and limited to $86,250,000 aggregate principal amount. The Indenture does not limit the amount of other Indebtedness or securities that may be issued by the Company or any of its subsidiaries. The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of securities of the Company (other than the Convertible Notes). The Indenture contains no covenants or other provisions to afford protection to holders of Convertible Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Repurchase at the Option of Holders." The Convertible Notes are also structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. As of September 30, 1996, after giving effect to the sale of the Convertible Notes sold in the Original Offering and the Acquisition, on a pro forma basis PMT would have had $800,000 of Senior Debt and the Company's subsidiaries would have had approximately $33.7 million of indebtedness that effectively would have ranked senior in right of payment to the Convertible Notes. In addition, as of December 13, 1996, the Company had in place the Working Capital Facility, which indebtedness constitutes Designated Senior Debt. As of such date, there were no borrowings under the Working Capital Facility.

  The Convertible Notes have been approved for trading in the PORTAL Market.

PRINCIPAL, MATURITY AND INTEREST

  The Convertible Notes bear interest from October 7, 1996 at the rate of 7 1/8% per annum and will mature on October 15, 2001.

  Interest on the Convertible Notes is payable semiannually on April 15 and October 15 of each year (each an "Interest Payment Date"), commencing on April 15, 1997, to holders of record at the close of business on April 1 or October 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Interest on the Convertible Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from October 7, 1996.

  The Convertible Notes are payable as to principal, liquidated damages or premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Convertible Notes at their respective addresses set forth in the register of holders of Convertible Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purposes. The Convertible Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Convertible Notes are not subject to optional redemption prior to October 15, 1999 and are redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 15 days nor more than 60 days' prior notice by mail at the following redemption prices (expressed as percentages of the principal amount), in each case, together with accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date). If redeemed during the 12-month period beginning October 15 of the years indicated below, such redemption price shall be as indicated:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      1999...........................................................  102.850%
      2000...........................................................  101.425%

   On or after the redemption date, interest will cease to accrue on the Convertible Notes, or portion thereof, called for redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Convertible Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Upon the occurrence of a Designated Event, each holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Designated Event Offer") at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the Designated Event Payment Date (the "Designated Event Payment"). Within 30 days following any Designated Event, the Company will mail a notice to each holder stating: (1) that the Designated Event Offer is being made pursuant to the covenant entitled "Designated Event" and that all Convertible Notes tendered will be accepted for payment; (2) the purchase price, the length of time the Designated Event Offer will remain open and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Designated Event Payment Date"); (3) that any Convertible Notes not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Designated Event Payment, all Convertible Notes accepted for payment pursuant to the Designated Event Offer shall cease to accrue interest on and after the Designated Event Payment Date; (5) that holders electing to have any Convertible Notes purchased pursuant to a Designated Event Offer will be required to surrender the Convertible Notes, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the Convertible Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Designated Event Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Designated Event Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Convertible Notes delivered for purchase, and a statement that such holder is withdrawing his or her election to have such Convertible Notes purchased; and (7) that holders whose Convertible Notes are being purchased only in part will be issued new Convertible Notes equal in principal amount to the unpurchased portion of the Convertible Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

  The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes in connection with a Designated Event.

  On the Designated Event Payment Date, the Company will, to the extent lawful, (1) accept for payment Convertible Notes or portions thereof tendered pursuant to the Designated Event Offer, (2) deposit with the Paying Agent in immediately available funds an amount equal to the Designated Event Payment in respect of all Convertible Notes or portions thereof so tendered and
(3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the purchase price for such Convertible Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any, provided that each such new certificate representing a Convertible Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Designated Event Offer on or as soon as practicable after the Designated Event Payment Date. There can be no assurance that the Company will have the financial resources necessary to repurchase the Convertible Notes in such circumstances.

  Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. In addition, the foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders. There are no restrictions in the Indenture on the creation of Senior Debt (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Convertible Notes.

  The Designated Event purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a merger, consolidation or tender offer (even if such transaction is supported by the Company's Board of Directors or is favorable to the shareholders), the assumption of control by a holder of a large block of the Company's shares, and the removal of incumbent management. The Designated Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Designated Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no current intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sales of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of Indebtedness (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings, or substantially reduce or eliminate the Company's assets. The payment of the Designated Event Payment is subordinated to the prior payment of Senior Debt as described under "--Subordination of Convertible Notes" below.

  Any future credit agreements or other agreements relating to Indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would be effectively prohibited from purchasing Convertible Notes. In such case the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture, and may constitute a default under the terms of other Indebtedness or long-term leases that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Convertible Notes.

  A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

  A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets (other than to one or more wholly-owned subsidiaries of the Company) or (iv) any time the Continuing Directors do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and as a result of such transaction or transactions the Convertible Notes become convertible solely into such common stock or a combination of such common stock and cash.

  The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other common stock into which the Convertible Notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

SELECTION AND NOTICE

  If less than all of the Convertible Notes are to be redeemed at any time, selection of Convertible Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Convertible Notes are listed, or, if the Convertible Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Convertible Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 15 days but not more than 60 days before the redemption date (other than a Special Redemption Date) to each holder of Convertible Notes to be redeemed at its registered address. If any Convertible Note is to be redeemed in part only, the notice of redemption that relates to such Convertible Note shall state the portion of the principal amount thereof to be redeemed. A new Convertible Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Convertible Note. On and after the redemption date, interest ceases to accrue on Convertible Notes or portions thereof called for redemption.

REGISTRATION RIGHTS

  In connection with the Original Offering, the Company entered into a Registration Agreement (the "Registration Agreement"), pursuant to which the Company agreed for the benefit of the holders of the Convertible Notes or Common Stock issued upon conversion thereof that are, in each case, Registrable Securities, that (i) it will, at its cost, within the later to occur of (A) 60 days after the closing of the Original Offering (the "Closing") or (B) 30 days after the consummation of the Acquisition, file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Convertible Notes and the Common Stock issuable upon conversion thereof, (ii) within (A) 90 days after the Closing or (B) if the Acquisition occurs 60 days or more after the Closing, 30 days after such Shelf Registration Statement is filed with the Commission, such Shelf Registration Statement shall be declared effective by the Commission and (iii) the Company will keep such Shelf Registration Statement continuously effective under the Securities Act until the third anniversary of the date of the Closing or such earlier date as of which all the Convertible Notes or the Common Stock issuable upon conversion thereof have been sold pursuant to such Shelf Registration Statement or are otherwise saleable without restrictions under applicable exemptions (the "Shelf Registration Period"). This Registration Statement on Form S-3, which contains this Prospectus, is the Shelf Registration Statement. The Company shall use its best efforts to cause DTC, upon the effectiveness of the Shelf Registration Statement, to remove from any existing CUSIP number assigned to the Convertible Notes or the Common Stock issuable upon conversion thereof any designation indicating that the Convertible Notes or Common Stock are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act.

  The Company will provide or cause to be provided to each holder of the Convertible Notes, or the Common Stock issuable upon conversion of the Convertible Notes, copies of this Prospectus, notify or cause to be notified each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Convertible Notes or the Common Stock issuable upon conversion of the Convertible Notes. A holder of Convertible Notes or the Common Stock issuable upon conversion of the Convertible Notes that sells such securities pursuant to the Shelf Registration Statement will be required to be named as a selling holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights and obligations).

  At least three business days prior to any intended resale of the Convertible Notes or the Common Stock issuable upon conversion thereof, the holder thereof must notify the Company of such intention and provide such information with respect to such holder and the specifics of the intended resale as may be required to amend the Shelf Registration Statement or supplement the related prospectus (a holder giving such notice, a "Notice Holder"). Within two business days after the foregoing notice is provided by a Notice Holder, the Company will either (i) notify such Notice Holder that resales may proceed or file any amendment to the Shelf Registration Statement or supplement to the related prospectus needed to ensure that those documents, among other things, comply with the Securities Act, cause any such amendment to be declared effective and notify such Notice Holder thereof or (ii) notify such Notice Holder of the Company's election to defer resales until further notice (a "Deferral Period") under certain circumstances relating to issuance of a stop order by the Commission, suspension or qualification under state law, accuracy of the prospectus which is a part of the Shelf Registration Statement, pending corporate developments, public filings with the Commission and similar events. If the Company elects the option described in clause (i) of the preceding sentence, such Notice Holder may resell Convertible Notes or the Common Stock issuable upon conversion thereof pursuant to the Shelf Registration Statement for a period of 45 days (with respect to such Notice Holder, a "Selling Period") from the date notice of such election is given and, if the Company elects the option described in clause (ii) of the preceding sentence, such Notice Holder may resell such securities for a Selling Period that commences at the end of the Deferral Period. The Company may also defer until further notice a Notice Holder's existing Selling Period upon the occurrence of the events described in clause (ii) of the second preceding sentence; provided that upon receipt of such further notice, such Selling Period shall be extended by the number of days of such Deferral Period. The Company may not defer Selling Periods more than one time in any three month period or three times in any twelve month period and no deferral shall exceed 30 days. The Company will pay all expenses of the Shelf Registration Statement, provide to each registered holder of Convertible Notes copies of such prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Convertible Notes and the Common Stock issuable upon conversion thereof.

  In the event the Shelf Registration Statement is not declared effective under the Securities Act within the time period set forth above, a stop order is issued by the Commission prior to the end of the Shelf Registration Period or Selling Periods have been deferred more frequently or for longer periods than are described above, the Company has agreed to pay liquidated damages to all Holders of Convertible Notes and of Common Stock issuable upon conversion thereof until such event is cured. Liquidated damages shall be calculated, with respect to Convertible Notes held by a holder, at a rate of one-half of one percent (50 basis points) per annum of the aggregate principal amount of such Convertible Notes and, with respect to shares of Common Stock held by a holder and issued upon conversion of Convertible Notes, the same percentage of the aggregate principal amount of Convertible Notes that were converted into such shares.

  "Registrable Securities" means the Convertible Notes and shares of Common Stock issued upon conversion thereof, excluding any such securities that, and any such securities the predecessors of which, were previously sold pursuant to a registration statement or Rule 144 under the Securities Act.

CONVERSION

  The holder of any Convertible Note has the right, exercisable at any time after January 5, 1997, and prior to the close of business on the Business Day immediately preceding the maturity date of the Convertible Notes, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"), except that if a Convertible Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the date fixed for redemption. Upon conversion, no adjustment or payment will be made for interest accrued thereon or for dividends or distributions on any Common Stock issued, but if a holder surrenders a Convertible Note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next Interest Payment Date, then, notwithstanding such conversion, the interest payable on such Interest Payment Date shall be paid to the registered holder of such Convertible Note on such record date. In such event, such Convertible Note, when surrendered for conversion after October 15, 1999, must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the portion so converted and, when surrendered on or prior to October 15, 1999, need not be accompanied by such payment. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock; (iii) the issuance to substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price per share, as defined; (iv) the distribution of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends in cash out of current or retained earnings, except as described in clause (v) below) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the date fixed for the determination of shareholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Convertible Note who converts such Convertibles Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights.

  No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% of the Conversion Price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

  If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Convertible Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Convertible Notes would have owned immediately after the transaction if the holders had converted the Convertible Notes immediately before the effective date of the transaction.

  The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

  In the Indenture, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive Business Days ending on the last full Trading Day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the Indenture) or
(ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution or negotiated transaction through such last full Trading Day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination.

  "Excess Payment" means the excess of (i) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in a tender offer or other negotiated transaction over (ii) the Daily Market Price on the Trading Day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

  The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Notes are subordinate in right of payment to all existing and future Senior Debt. The Indenture does not restrict the amount of Senior Debt or other Indebtedness of the Company or any Subsidiary of the Company. In addition, the Convertible Notes are structurally subordinate to all existing and future indebtedness and other liabilities of the Company's Subsidiaries, including Electrotech.

  The payment of the principal of, interest on or any other amounts due on the Convertible Notes is subordinate in right of payment to the prior payment in full of all Senior Debt of the Company (whether outstanding on the date of the Indenture or thereafter incurred). No payment on account of principal of, redemption of, interest on or any other amounts due on the Convertible Notes, including, without limitation, any payments on the Designated Event Offer, and no redemption, purchase or other acquisition of the Convertible Notes may be made unless (i) full payment of amounts then due on all Designated Senior Debt has been made or duly provided for pursuant to the terms of the instrument governing such Designated Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture will provide that if any of the holders of any issue of Designated Senior Debt notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the Convertible Notes and no purchase, redemption or other acquisition of the Convertible Notes will be made for the period (the "Payment Blockage Period") commencing on the date the Payment Blockage Notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date the Payment Blockage Notice is received. Notwithstanding the foregoing (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Designated Senior Debt or the representative of such holders shall have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Convertible Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

  Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Convertible Notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the Convertible Notes are entitled to any payments whatsoever.

  If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the representatives of such holders of such acceleration. The Company may not pay the Convertible Notes until five days after such holders or such representatives receive notice of such acceleration and, thereafter, may pay the Convertible Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

  As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Convertible Notes may recover ratably less than general creditors of the Company.

  The Convertible Notes are structurally subordinate to all existing and future indebtedness and other liabilities of the Company's subsidiaries, including Electrotech. As of September 30, 1996, after giving effect to the sale of the Convertible Notes offered hereby and the Acquisition, on a pro forma basis PMT would have had $800,000 of Senior Debt and the Company's subsidiaries would have had approximately $33.7 million of indebtedness that effectively would have ranked senior in right of payment to the Convertible Notes. In addition, as of December 13, 1996, the Company had in place the Working Capital Facility, which indebtedness constitutes Designated Senior Debt. As of such date, there were no borrowings under the Working Capital Facility. The Indenture does not limit the amount of additional Indebtedness, including Senior Debt, that the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of Indebtedness and other liabilities that any subsidiary of the Company can create, incur, assume or guarantee.

  In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect to the Convertible Notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture provides that the Company may not consolidate or merge with or into any person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties of assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture; (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one person and such person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Convertible Notes and the Indenture; (iv) immediately after such transaction no Default or Event of Default exists; and (v) the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

PAYMENTS FOR CONSENT

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Convertible Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Convertible Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Convertible Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

  Whether or not required by the rules and regulations of the Commission, so long as any Convertible Notes are outstanding, the Company will, to the extent permitted by the Commission, file with the Commission and furnish to the holders of Convertible Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Convertible Notes; (ii) default in payment when due of principal on the Convertible Notes; (iii) failure by the Company to comply with the provisions described under "Designated Event"; (iv) failure by the Company for 60 days after the receipt of written notice to comply with any other covenants and agreements contained in the Indenture or the Convertible Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date on which the Convertible Notes were first authenticated and issued, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity without such acceleration being rescinded or annulled and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;
(vi) failure by the Company or any Subsidiary of the Company to pay final judgments (other than any judgment or portion thereof as to which a reputable insurance company has accepted full liability) aggregating in excess of $10 million, which judgments are not discharged, stayed or bonded within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary of the Company.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary of the Company, all outstanding Convertible Notes will become due and payable without further action or notice. Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Convertible Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Convertible Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Convertible Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment or interest on, or the principal of, the Convertible Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

BOOK-ENTRY; DELIVERY AND FORM; MATTERS PERTAINING TO DTC

  Convertible Notes sold in reliance on Rule 144A under the Securities Act ("Rule 144A") are represented by one or more permanent global certificates in fully registered form without interest coupons (the "Restricted Global Note") and are registered in the name of the Depositary Trust Company, as depositary ("DTC" or the "Depositary") or a nominee of the Depositary and deposited with the Trustee as custodian for DTC.

  Convertible Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will be represented by one or more permanent global certificates in fully registered form without interest coupons (the "Unrestricted Global Note" and, together with the Restricted Global Note, the "Global Notes") and will be registered in the name of the Depositary or a nominee of the Depositary and deposited with the Trustee as custodian for DTC. On or prior to the 40th day after the closing of the Acquisition, interests in the Unrestricted Global Note may be held only through the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel").

  On or prior to such 40th day, an interest in the Unrestricted Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person whom the transferor reasonably believes to be a

"qualified institutional buyer" within the meaning of Rule 144A ("QIB") in a transaction meeting the requirements of Rule 144A or pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an Opinion of Counsel regarding the availability of such exemption and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After such 40th day, such certification requirement will no longer apply to such transfers. Interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in the Unrestricted Global Note, whether before, on or after such 40th day, only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act. Any interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in the former Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

  Upon the issuance of the Restricted Global Note and the Unrestricted Global Note, DTC or its custodian will credit, in its internal system, the respective principal amount of the individual interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("DTC Participants") or persons who hold interests through DTC Participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than DTC Participants).

  Convertible Notes originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and referred to as "Institutional Accredited Investors") who are not QIBs will be issued and registered in certificated form without coupons and will bear a legend containing restrictions on transfers. Upon the transfer to a QIB or a person who acquired in accordance with Rule 903 or 904 of Regulation S under the Securities Act of certificated Convertible Notes, such certificated Convertible Notes will be exchanged for an interest in the Restricted Global Note or Unrestricted Global Note, as applicable, representing the principal amount of Convertible Notes being transferred.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Notes represented by such Global Note for all purposes under the Indenture and the Convertible Notes.

  Investors may hold their interests in the Unrestricted Global Note through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Closing (but not earlier), investors may also hold such interests through organizations other than Euroclear and Cedel that are participants in the DTC system. Euroclear and Cedel will hold interests in the Unrestricted Global Note on behalf of their participants through their respective depositaries, which in turn will hold such interests in such depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are DTC Participants, or indirectly through organizations that are DTC Participants.

  Payments of the principal of, liquidated damages or premium, if any, and interest on, Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such ownership interests, or for any notice permitted or required to be given to holders of Convertible Notes or any consent given or actions taken by DTC as holder of Convertible Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Convertible Notes held by it or its nominee, will immediately credit DTC Participants' accounts with payments in amounts proportionate to their respective interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by DTC Participants to owners of interests in such Global Note held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC Participants.

  Transfers between DTC Participants will be effected in DTC's Same-Day Funds Settlement System. Transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell Convertible Notes to persons in jurisdictions which require such delivery of such Convertible Notes or to pledge such Convertible Notes, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that are not DTC Participants, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Conversion through DTC Participants will be effected in accordance with DTC's procedures. Conversion through participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Convertible Notes described above, cross-market transfers between DTC Participants, on the one hand, and directly or indirectly through Euroclear or Cedel participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Unrestricted Global Note by DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Cedel participants may not deliver instructions directly to the depositaries for Euroclear and Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a DTC Participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel, as the case may be) immediately following the DTC settlement date and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Cedel participant on such day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a DTC Participant will be received for value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following settlement in DTC.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Convertible Notes (including the presentation of Convertible Notes for exchange as described below) only at the direction of one or more DTC Participants to whose account or accounts with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Global Notes as to which such DTC Participant or DTC Participants has or have given such direction. However, in the limited circumstances described below, DTC will exchange the Global Notes for individual certificated Convertible Notes, bearing a restricted legend, which will be distributed to its participants.

  The giving of notices and other communications by DTC to DTC Participants, by DTC Participants to persons who hold accounts with them and by such persons to holders of beneficial interests in a Global Note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC Participants and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates.

  DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("indirect participants").

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Restricted Global Note and in the Unrestricted Global Note among participants of DTC, Cedel and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, or an Event of Default has occurred and is continuing, the Company will issue certificated Convertible Notes in exchange for the Global Notes.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to exchange or register the transfer of any Convertible Note selected for redemption. Also, the Company is not required to exchange or register the transfer of any Convertible Note for a period of 30 days before a selection of Convertible Notes to be redeemed.

  The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraph, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Convertible Notes held by a nonconsenting holder of Convertible Notes): (i) reduce the amount Convertible Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Convertible Note or alter the provisions with respect to the redemption of the Convertible Notes, (iii) reduce the rate of or change the time for payment of interest on any Convertible Note, (iv) waive a default in the payment of the Designated Event Payment or principal of or interest on any Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Convertible Note payable in money other than that stated in the Convertible Notes, (vi) make any change in the provisions of the Indenture relating to waivers of Defaults or the rights of holders of Convertible Notes to receive payments of principal of or interest on the Convertible Notes, (vii) waive a redemption payment with respect to any Convertible Note, (viii) impair the right to convert the Convertible Notes into Common Stock, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Convertible Notes or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, to provide for the assumption of the Company's obligations to holders of the Convertible Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Convertible Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder, or to comply with the requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions, provided that, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Convertible Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Convertible Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture or the Registration Agreement without charge by writing to the Company at 9255 Deering Avenue, Chatsworth, California 91311.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitation, corporate stock, including any preferred stock, and partnership interests, whether general or limited.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" means (i) any Senior Debt which, as of the date of the Indenture, has an aggregate principal amount outstanding of at least $20 million, (ii) any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $20 million, (iii) Senior Debt which, at the date of determination, has a principal amount outstanding of at least $5 million and consists of one capital leasing facility to which the Company is a party with respect to equipment used in the operation of the Company, and (iv) any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $2.5 million and consists of obligations for borrowed money to a bank, savings and loan association or foreign bank or savings and loan association or equivalent institution as defined in Rule 144A(a)(1)(vi) pursuant to the Securities Act; provided that with respect to the Senior Debt referenced in clauses (ii),
(iii) and (iv) above, such Senior Debt is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture (provided that such instrument may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt).

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or Guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of the deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below, assumed by or Guaranteed in any manner by such person or in effect Guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, Guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

  "Issuance Date" means October 7, 1996.

  "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt.

  "Rule 144A" means Rule 144A promulgated under the Securities Act.

  "Senior Debt" means the principal of, premium, if any, interest on and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or Guaranteed by the Company; unless, in the instrument creating or evidencing or pursuant to which Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company; or
(c) any liability for Federal, state, local, foreign or other taxes, owed or owing by the Company.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, and 20,000,000 shares of Preferred Stock, no par value.

COMMON STOCK

  On December 12, 1996, there were 14,292,262 shares of Common Stock outstanding held of record by 118 shareholders.

  Holders of Common Stock are entitled to one vote per share on all matters voted upon by shareholders. In electing directors, subject to complying with certain notice requirements, each shareholder is entitled to cumulate such holder's votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares of Common Stock held, or to distribute such votes among as many candidates as the holder sees fit. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. The shares of Common Stock outstanding at the date of this Prospectus are, and the shares of Common Stock to be issued upon conversion of the Convertible Notes will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock, and the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

  The Company has issued warrants to purchase an aggregate of 80,000 shares of its Common Stock (the "Warrants"). The exercise price of the Warrants is $4.50 per share, and the Warrants expire on December 31, 1998. The Warrants may be exercised by the holders by converting the value of the Warrants (number of shares issuable multiplied by the fair market value of the Company's Common Stock less the aggregate exercise price) into shares of Common Stock having an equal value.

REGISTRATION RIGHTS

  Pursuant to that certain Second Amended and Restated Registration Rights Agreement dated as of May 24, 1995, to which the Company and the holders of approximately 3,634,460 shares of Common Stock (including shares issuable on the exercise of the Warrants) are subject (the "Registration Rights Agreement"), such holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. Subject to certain limitations, if the Company registers any of its securities under the Securities Act, either for its own account or the account of other security holders, such holders are entitled to written notice of the registration and are entitled to include (at the Company's expense) such shares therein; provided, among other conditions, that the underwriters of any such offering have the right to limit the number of such shares included in the registration. In addition, holders of at least a majority of the shares of Registrable Common (as defined therein) can require the Company, on not more than two occasions, to file a registration statement under the Securities Act with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. All fees, costs and expenses of such registrations (other than underwriting discounts, commissions and transfer taxes, and other than legal and accounting expenses of such holders) will be borne by the Company. Further, not more than once during any twelve calendar month period, such holders may require the Company (at the Company's expense) to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

  In connection with the Acquisition, the Company entered into a registration agreement with Mr. Dobson (the "Dobson Registration Agreement"), which provides, among other things, for the registration in certain circumstances of the 4,853,334 shares of Common Stock received by Mr. Dobson on consummation of the Acquisition. The Dobson Registration Agreement provides that, among other things, on and after November 15, 1997, Mr. Dobson may exercise up to three "demand" rights (at PMT's sole expense) and will also have the right to participate in Company registrations on a "piggyback" basis. The Dobson Registration Agreement contains customary terms and provisions, including reciprocal indemnification and contribution provisions.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Company under certain circumstances set forth in Section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

  The Company's Articles of Incorporation authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company's bylaws provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by law.

  The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                         TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock of the Company is American Stock Transfer & Trust Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain United States federal income tax considerations relevant to holders of the Convertible Notes and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to purchase the Convertible Notes. Certain holders (including dealers in securities, banks, financial institutions, insurance companies, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. In addition, this discussion is limited to persons that purchase the Convertible Notes in the offering and hold the Convertible Notes as a "capital asset" within the meaning of Section 1221 of the Code.

  ALL PROSPECTIVE PURCHASERS OF THE CONVERTIBLE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES AND THE COMMON STOCK.

UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means a holder of a Convertible Note that is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including each State and District of Columbia).

STATED INTEREST

  Interest on a Convertible Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

DIVIDENDS ON THE COMMON STOCK

  Dividends paid on the Common Stock generally will be includible in the income of United States Holders as ordinary income to the extent of the Company's current or accumulated earnings and profits.

SALES OR OTHER DISPOSITION OF COMMON STOCK

  In general, any gain or loss on the sale or exchange of Common Stock by a United States Holder will be taxable as capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such Holder's adjusted tax basis in the shares. Such capital gain will be long-term capital gain if such Holder held shares of Common Stock for more than one year.

CONVERSION OF CONVERTIBLE NOTES INTO COMMON STOCK

  In general, no gain or loss will be recognized for income tax purposes on a conversion of the Convertible Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will likely result in taxable gain (or loss), which will be capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Convertible Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Convertible Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Convertible Notes were held.

  The conversion price of the Convertible Notes is subject to adjustment under certain circumstances. See "Description of Convertible Notes--Conversion."
Section 305 of the Code and the Treasury Regulations issued thereunder may treat United States Holders as having received a constructive distribution, resulting in ordinary income (subject to a dividends received deduction in the case of certain corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profits, if and to the extent that certain adjustments in the Conversion Price that may occur in limited circumstances (including an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a United States Holder in the fully diluted Common Stock, whether or not such Holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the Conversion Price of the Convertible Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a dividends received deduction in the case of certain corporate holders) to the extent of the Company's current earnings and profits as of the end of the taxable year to which the constructive distribution relates and/or accumulated earnings and profits.

MARKET DISCOUNT

  Investors acquiring Convertible Notes should note that the resale of those Convertible Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Under the market discount rules, if a United States Holder purchases a Convertible Note at market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Convertible Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount on a Convertible Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Any accrued market discount not previously taken into income prior to a conversion of a Convertible Note, however, should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

SALE, EXCHANGE OR RETIREMENT OF CONVERTIBLE NOTES

  Each United States Holder generally will recognize gain or loss upon the sale, exchange, redemption, repurchase, retirement or other disposition (other than a conversion) of the Convertible Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the United States Holder's adjusted tax basis in those Convertible Notes (including any market discount previously included in income by the United States Holder). Each holder of Common Stock into which the Convertible Notes are converted, in general, will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured under rules similar to those described in the preceding sentence for the Convertible Notes. Special rules may apply to redemptions of Common Stock which may result in different treatment. Any such gain or loss recognized on the sale, exchange, redemption, repurchase, retirement or other disposition of a Convertible Note or share of Common Stock should be capital gain or loss (except as discussed under "--Market Discount" above), and would be long-term capital gain or loss if the Convertible Note or the Common Stock had been held for more than one year at the time of the sale or exchange. An investor's initial basis in a Convertible Note will be the cash price it paid therefor.

BACKUP WITHHOLDING

  A United States Holder may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the Convertible Notes. These backup withholding rules apply if the United States Holder, among other things (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such United States Holder is not subject to backup withholding. A United States Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a United States Holder under the backup withholding rules is creditable against the United States Holder's federal income tax liability, provided the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from backup withholding is properly established. See "--Certain United Tax Consequences to Non-United States Holders."

  The Company will report to the holders of Convertible Notes and Common Stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

AMORTIZABLE BOND PREMIUM

  Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize on a yield to maturity basis and deduct over the period from his or her acquisition date to the obligation's maturity date. In no case, however, shall bond premium include any amount attributable to the conversion feature of a Convertible Note. A holder who elects to amortize bond premium may reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

  In the case of a debt instrument, such as a Convertible Note, that may be called or submitted for redemption at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct the bond premium by reference to a certain call date the debt instrument will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the debt instrument will be treated as reissued on such date of the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct the bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption.

  The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each purchaser is urged to consult his or her tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  Interest on Convertible Notes. Interest paid by the Company to a holder of Convertible Notes that is not a United States Holder (a "Non-United States Holder") should qualify as "portfolio interest" not subject to United States federal income or withholding tax pursuant to Sections 871(h), 881(c), 1441(c)(9), and 1442(a) of the Code if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and (i) the Convertible Notes are in "registered form," as defined in the Code, (ii) the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) the beneficial owner of the Convertible Notes certifies, under penalties of perjury, that the beneficial owner is not a United States person and provides the beneficial owner's name and address.

  Gain on Disposition of Convertible Notes. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of Convertible Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Convertible Note as a capital asset, such Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  Dividends on Common Stock. The Company has not declared or paid any dividends on shares of Common Stock and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-United States Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of trade or business of the Non-United States Holder within the United States. If the dividend is effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations, not currently in effect, however, a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

  A Non-United States Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

  Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each Non-United States Holder the amount of interest and dividends paid to such Holder and the amount of any tax withheld. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty.

  In the case of payments of interest to Non-United States Holders, temporary United States Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under such regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Convertible Notes by or through a United States office of a United States or foreign broker, unless the Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a broker that is a United States person or a "U.S. related person" unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business or (ii) a controlled foreign corporation, as defined in the Code. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  United States backup withholding tax generally will not apply to (a) the payment of dividends paid on Common Stock to a Non-United States Holder at an address outside the United States or (b) the payment of the proceeds of the sale of Common Stock to or through the foreign office of a broker. In the case of the payment of proceeds from such a sale of Common Stock through a foreign office of a broker that is a United States person or a U.S. related person (as defined above), however, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

  In April 1996, proposed United States Treasury Regulations were issued that, if adopted, would modify, in certain mainly procedural respects, the current rules pertaining to the withholding of tax on amounts paid to Non-United States Holders, the procedures for certifying non-United States status for purposes of the withholding and backup withholding rules, and the information reporting requirements for payments made to Non-United States Holders. These proposed United States Treasury Regulations generally would apply to payments made after December 31, 1997.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PURCHASER OF CONVERTIBLE NOTES SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSITION OF THE CONVERTIBLE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                SELLING HOLDERS

  The Convertible Notes were originally issued by the Company and sold by the Initial Purchasers, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Notes and Common Stock issued upon conversion of the Convertible Notes.

  The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Convertible Notes and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders or such other sources as the Company deems reliable. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Convertible Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Convertible Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Convertible Notes, since the date on which they provided the information regarding their Convertible Notes, in transactions exempt from the registration requirements of the Securities Act.

                                       PRINCIPAL AMOUNT OF       NUMBER OF
                                        CONVERTIBLE NOTES        SHARES OF
                                       BENEFICIALLY OWNED      COMMON STOCK
  SELLING HOLDER                       AND OFFERED HEREBY  BENEFICIALLY OWNED(1)
  --------------                       ------------------- ---------------------
Bank of New York.....................      $ 2,100,000               --
Bankers Trust Company................       15,860,000               --
Bear Stearns Securities Corp. .......          350,000               --
Bessemer Trust Co. ..................           60,000               --
Boston Safe Deposit & Trust Co. .....       19,895,000               --
The Chase Manhattan Bank, N.A. ......       10,790,000               --
Chase Manhattan Bank/Chemical........        3,170,000               --
United States Trust Company of New
 York................................          510,000               --
U.S. Trust Co. of California.........          500,000               --
Citibank, N.A. ......................        2,150,000               --
First Tennessee Bank, N.A. (Memphis).        1,135,000               --
Firstar Trust Company................          450,000               --
Fleet Bank of Massachusetts, N.A. ...          100,000               --
The First National Bank of Boston....          235,000               --
The First National Bank of Maryland..          190,000               --
First National Bank of Omaha.........          200,000               --
First Marathon Securities Limited....          500,000
Investors Bank & Trust/M.F. Custody..          680,000               --
Lehman Brothers, Inc. ...............        1,100,000               --
Lehman Brothers International
 Europe--Prime Broker (LGSI).........        1,100,000               --
Mercantile, Safe Deposit and Trust
 Company.............................        3,540,000               --
Merrill Lynch, Pierce, Fenner & Smith
 Safekeeping.........................          500,000               --
Morgan Stanley & Co., Incorporated...        3,500,000               --
Northern Trust Co.--Trust............        1,895,000               --
Paine, Webber, Inc. .................        1,965,000               --
PNC National Association.............           85,000               --
Prudential Securities Incorporated...          700,000               --
Salomon Brothers Inc.................        2,385,000               --
SBC Warburg..........................          250,000               --
SSB--Custodian.......................        4,115,000
Wells Fargo Bank, National
 Association.........................        6,240,000               --

--------
(1) Does not include shares of Common Stock issuable on the conversion of Convertible Notes.

  Salomon Brothers Inc has from time to time provided investment banking and financial advisory services to the Company, including, but not limited to, acting as an Initial Purchaser, participating as a managing underwriter in the initial public offering of the Company's Common Stock in August 1995, and issuing a fairness opinion in connection with the Acquisition, and may in the future provide services to the Company, for which it has received or expects to receive customary compensation.

                             PLAN OF DISTRIBUTION

  The Convertible Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Convertible Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Convertible Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Convertible Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Convertible Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Convertible Notes and Common Stock issuable upon conversion thereof may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Convertible Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Convertible Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Convertible Notes or the Common Stock is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Convertible Notes and Common Stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  To comply with the securities laws of certain jurisdictions, if applicable, the Convertible Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Convertible Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Convertible Notes or the Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two or nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Holders or any such other person. All of the foregoing may affect the marketability of the Convertible Notes and the Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to these securities.

  Pursuant to the Registration Agreement, all expenses of the registration of the Convertible Notes and Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

  The validity of the Convertible Notes, and the shares of Common Stock issuable upon conversion thereof, and certain other legal matters relating to the offering of the Convertible Notes in this Prospectus will be passed upon by Riordan & McKinzie, a Professional Corporation, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of Plasma & Materials Technologies, Inc. included in the Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the combined financial statements of Electrotech Equipments Limited and Electrotech Limited as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 included in the Proxy Statement have been audited by Ernst & Young LLP and Ernst & Young--Chartered Accountants, respectively, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
PMT
Condensed Consolidated Balance Sheets at September 30, 1996 (unaudited)
 and December 31, 1995....................................................  F-2
Unaudited Condensed Consolidated Statements of Operations for the Three
 Months ended September 30, 1996 and 1995 and for the Nine Months ended
 September 30, 1996 and 1995..............................................  F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine
 Months ended September 30, 1996 and 1995.................................  F-4
Notes to Unaudited Condensed Consolidated Financial Statements............  F-5
ELECTROTECH
Unaudited Condensed Combined Statements of Income--Three Months ended
 September 30, 1996 and 1995 .............................................  F-8
Unaudited Condensed Combined Balance Sheets--As of September 30, 1996 and
 1995.....................................................................  F-9
Unaudited Condensed Combined Cash Flow Statements--Three Months ended
 September 30, 1996 and 1995 ............................................. F-10
Notes to the Unaudited Condensed Combined Financial Statements............ F-11

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                      SEPTEMBER    DECEMBER
                                                      30, 1996    31, 1995(1)
                                                      ---------   -----------
                                                     (UNAUDITED)
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents......................... $ 7,449,643  $24,770,363
  Short-term investments............................  12,559,216   13,992,109
  Accounts receivable...............................  16,519,423    8,423,272
  Inventories.......................................  15,765,795    5,453,835
  Demonstration inventory...........................   4,478,208    1,367,233
  Prepaid expenses..................................     494,919      223,970
                                                     -----------  -----------
    Total current assets............................  57,267,204   54,230,782
Property, equipment and leasehold improvements, net
 of accumulated depreciation and amortization          9,924,486    4,576,043
Other assets........................................   2,962,917      486,182
                                                     -----------  -----------
    Total assets.................................... $70,154,607  $59,293,007
                                                     ===========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Accounts payable and accrued expenses............. $11,565,613  $ 4,023,705
  Warranty expense..................................     814,306      449,295
  Accrued salaries and related liabilities..........     287,244      228,998
  Current portion of capital lease obligations......     482,384      491,561
                                                     -----------  -----------
    Total current liabilities.......................  13,149,547    5,193,559
Capital lease obligations, less current portion.....     336,430      686,230
Commitments and contingencies
Shareholders' equity:
  Preferred Stock undesignated:
   Authorized shares--20,000,000
   Issued and outstanding--None
  Convertible Preferred Stock (Series A and B), no
   par value
   Authorized shares--None
   Issued and outstanding--None
  Common Stock, no par value:
   Authorized shares--50,000,000
   Issued and outstanding--8,692,264 at September
    30, 1996 and 8,659,843 at December 31, 1995.....  61,108,385   60,975,483
  Accumulated deficit...............................  (4,439,755)  (7,562,265)
                                                     -----------  -----------
    Total shareholders' equity......................  56,668,630   53,413,218
                                                     -----------  -----------
    Total liabilities and shareholders' equity...... $70,154,607  $59,293,007
                                                     ===========  ===========

--------
(1)The Balance Sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      See notes to unaudited condensed consolidated financial statements.

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                             THREE MONTHS ENDED           NINE MONTHS ENDED
                         --------------------------- ---------------------------
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                             1996          1995          1996          1995
                         ------------- ------------- ------------- -------------
Revenues:
  Product sales.........  $7,904,906    $6,505,429    $25,851,165   $13,597,325
  License revenues......         --            --             --        400,000
  Contract revenues.....     918,449           --       1,767,127           --
                          ----------    ----------    -----------   -----------
                           8,823,355     6,505,429     27,618,292    13,997,325
Costs and expenses:
  Cost of goods sold....   3,863,568     3,554,446     12,991,004     7,301,202
  Research and
   development..........   1,992,661     1,152,237      5,449,346     3,195,472
  Selling, general and
   administrative.......   2,755,340     1,537,396      7,125,153     4,272,689
                          ----------    ----------    -----------   -----------
                           8,611,569     6,244,079     25,565,503    14,769,363
                          ----------    ----------    -----------   -----------
Income (loss) from
 operations.............     211,786       261,350      2,052,789      (772,038)
Other:
  Interest income
   (expense), net.......     293,880       115,144      1,086,698       (32,774)
                          ----------    ----------    -----------   -----------
Income (loss) before
 income tax
 provision..............     505,666       376,494      3,139,487     (804,812)
Income tax provision....       4,495           --          16,977           800
                          ----------    ----------    -----------   -----------
Net income (loss).......  $  501,171    $  376,494    $ 3,122,510   $  (805,612)
                          ==========    ==========    ===========   ===========
Net income (loss) per
 share:
  Primary...............  $     0.06    $     0.06    $      0.34   $     (0.15)
                          ==========    ==========    ===========   ===========
Average common shares
 and equivalents........   9,103,103     6,845,824      9,120,709     5,495,391
                          ==========    ==========    ===========   ===========




      See notes to unaudited condensed consolidated financial statements.

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                         NINE MONTHS ENDED
                                                    ----------------------------
                                                    SEPTEMBER 30,  SEPTEMBER 30,
                                                        1996           1995
                                                    -------------  -------------
OPERATING ACTIVITIES
Net income (loss).................................. $  3,122,510    $  (805,612)
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
  Depreciation and amortization....................    1,199,912        867,333
  Changes in operating assets and liabilities:
    Accounts receivable............................   (8,096,151)    (5,090,037)
    Inventories....................................  (10,311,960)     1,059,378
    Demonstration inventory........................   (3,110,975)           --
    Other current assets...........................          --        (202,550)
    Prepaid expenses...............................     (270,949)       (77,921)
    Accounts payable and other accrued expenses....    7,965,165       (477,224)
    Other current liabilities......................          --          80,918
                                                    ------------    -----------
Net cash used in operating activities..............   (9,502,448)    (4,645,715)
INVESTING ACTIVITIES
Purchases of property, equipment and leasehold
 improvements......................................   (6,548,355)      (444,433)
Proceeds from sales of short-term investments......   19,914,800            --
Purchases of short-term investments................  (18,481,907)           --
Other assets.......................................   (2,476,735)           --
                                                    ------------    -----------
Net cash used in investing activities..............   (7,592,197)      (444,433)
FINANCING ACTIVITIES
Borrowings under line of credit....................          --       1,810,708
Repayments of line of credit.......................          --      (3,810,708)
Proceeds from sale of Preferred Stock..............          --       3,366,204
Proceeds from Inital Public Offering (Common
 Stock), (before deducting $1,000,000 for related
 expenses during the nine months ended September
 30, 1995).........................................          --      41,175,750
Proceeds from sale of Common Stock.................      132,902         41,719
Payments on capital lease obligations..............     (358,977)      (452,526)
                                                    ------------    -----------
Net cash provided by (used in) financing
 activities........................................     (226,075)    42,131,147
                                                    ------------    -----------
Net increase (decrease) in cash and cash
 equivalents.......................................  (17,320,720)    37,040,999
Cash and cash equivalents at beginning of period...   24,770,363      3,563,753
                                                    ------------    -----------
Cash and cash equivalents at end of period......... $  7,449,643    $40,604,752
                                                    ============    ===========



      See notes to unaudited condensed consolidated financial statements.

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

NOTE A--BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in the Proxy Statement.

NOTE B--INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out method) or market. The components of inventory consist of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
   Components........................................  $10,186,046   $3,774,458
   Work in process...................................    3,943,618    1,611,382
   Finished goods....................................    1,636,131       67,995
                                                       -----------   ----------
                                                        15,765,795    5,453,835
   Demonstration inventory...........................    4,478,208    1,367,233
                                                       -----------   ----------
                                                       $20,244,003   $6,821,068
                                                       ===========   ==========

  Demonstration inventory or evaluation units represent completed systems located at certain strategic customer sites or at the Company's facilities. The Company provides these demonstration systems at no charge for a specified evaluation period. All operating costs incurred during the evaluation period are paid by the customer. At the conclusion of the agreed upon evaluation period, provided that the equipment performs to required specifications, management expects that the customer, while not obligated to do so, will purchase the system. Demonstration inventory is stated at lower of cost or estimated net realizable value. Demonstration inventory is not amortized.

NOTE C--PMT CVD PARTNERS, L.P.

  On March 29, 1996, the Company entered into a number of agreements with PMT CVD Partners, L.P. (the "Limited Partnership") and the limited partners thereof (the "Limited Partners"). The Limited Partnership was formed to fund research and development costs and expenses relating to chemical vapor deposition ("CVD") technology and applications. An aggregate of approximately $5,350,000 was invested in the Limited Partnership to fund such research and development efforts. The Limited Partnership owns the rights to the technology developed. PMT has entered into a license agreement with the Limited Partnership whereby PMT is obligated to pay stated royalties to the Limited Partnership on sales of related products, and the royalty percentage will vary based on the geographic location of the sale. There is no provision for royalty payments to the Limited Partners in fiscal 1996. PMT has been granted an exclusive option to purchase all of the Limited Partners' interest in the Limited Partnership, based on an established purchase price formula which terminates PMT's obligation under the license agreement. PMT may exercise such option at its sole discretion.

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


NOTE C--PMT CVD PARTNERS, L.P.--(CONTINUED)

  PMT has agreed to provide certain personnel to the Limited Partnership to perform such research and development activities. PMT will be paid for such services at an amount equal to its actual direct costs, as defined, plus a stated percentage of such costs. During the quarter and nine months ended September 30, 1996, the amount of research and development costs incurred, including the stated percentage of 250% of direct costs, with respect to CVD technology and applications was $918,449 and $1,767,127, respectively and is reflected in contract revenue in the accompanying statement of operations.

NOTE D--IMPACT ON FINANCIAL STATEMENTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"), which will be effective for the Company's fiscal year ending December 31, 1996. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are presented and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 for the annual reporting period of fiscal 1996, during the first quarter ended March 31, 1996. No adjustments are required with respect to such action.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Awards of Stock-Based Compensation to Employees ("SFAS No. 123"), which will be effective for the Company's fiscal year ending December 31, 1996. SFAS No. 123 provides alternative accounting treatment to APB No. 25 with respect to stock-based compensation and requires certain additional disclosures, including disclosures if the Company elects not to adopt the accounting requirements of SFAS No. 123. The Company intends to make additional disclosure requirements of SFAS No. 123 for the annual reporting period of fiscal 1996, but will elect to continue to measure compensation costs following present accounting rules under APB No. 25. Consequently, the Company will provide pro forma disclosures of what net income and earnings per share would have been had the fair market value method of SFAS No. 123 been used for the relevant periods.

NOTE E--INCOME TAXES

  The provision for income taxes at September 30, 1996 differs from the statutory federal rate of 35% due to the reduction of the valuation allowance attributed to the utilization of the net operating loss carryforwards.

NOTE F--NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from stock options and warrants (using the treasury stock method) have been included in the computation when dilutive, and common equivalent shares from the redeemable convertible Preferred Stock and convertible Preferred Stock which converted into Common Stock in connection with the Company's Initial Public Offering are included as if converted at the original date of issuance, even though inclusion is anti-dilutive, for the three and nine months ended September 30, 1995. Pursuant to the Securities and Exchange Commission (SEC) Staff Accounting Bulletins, all common and common equivalent shares issued by the Company at an

                     PLASMA & MATERIALS TECHNOLOGIES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)


NOTE F--NET INCOME (LOSS) PER SHARE--(CONTINUED)

exercise price below the Initial Public Offering price of $14.00 per share during the twelve-month period prior to the offering (cheap stock) have been included in the calculation as if they were outstanding for the three and nine months ended September 30, 1995 (using the treasury stock method at the Initial Public Offering price of $14.00 per share and the if-converted method for redeemable convertible Preferred Stock and convertible Preferred Stock). For the nine months ended September 30, 1996, such cheap stock shares were not included in the calculation.

NOTE G--REVOLVING AND EQUIPMENT LINE OF CREDIT

  On June 5, 1996, the Company renewed its line of credit agreement (the "Agreement") with a commercial bank which provides for borrowing up to the lesser of 80% of eligible accounts receivable or $3,000,000. Interest on the line of credit is payable monthly at prime (8.25% at September 30, 1996) plus 0.5%. The Agreement also provides for equipment loans which allows the Company to borrow up to the lesser of 80% of eligible equipment purchases or $3,000,000, subject to certain limits. Interest on borrowings under the equipment line is payable monthly at prime plus 1.5%. At September 30, 1996, there were no balances outstanding on either of these two loans.

NOTE H--SUBSEQUENT EVENTS

  On November 15, 1996, the Company consummated the acquisition of Electrotech Limited and Electrotech Equipments Limited, U.K. corporations, for $75,000,000 cash and the issuance of 5,600,000 shares of Common Stock for a total purchase price of $145,700,000 excluding anticipated direct transaction and financing related costs of $9,300,000 and $3,200,000, respectively. Included in other assets as of September 30, 1996 is approximately $2,280,000 of direct transaction related costs. The cash portion of the Acquisition was financed through the issuance, on October 7, 1996, of $86,250,000 of 7 1/8% Convertible Subordinated Notes Due 2001.

  In addition, on November 15, 1996 the Company entered into a senior secured credit facility with certain domestic and U.K. lenders (the "Working Capital Facility") which permits the Company and its subsidiaries, including Electrotech, to borrow an aggregate of up to $35 million, subject to certain borrowing base limitations, based on eligible accounts receivable. As of November 15, 1996 the Working Capital Facility would have permitted aggregate borrowings of approximately $21.6 million. The Working Capital Facility replaces the existing revolving credit line which was terminated. Borrowings under the Working Capital Facility bear interest at either the base rate, or the Euro-rate, as each is defined in the Working Capital Facility, plus various percentages, ranging from 0.00% to 3.00% depending on various financial ratios achieved by the Company. The Working Capital Facility is scheduled to terminate on November 15, 1999.

            ELECTROTECH EQUIPMENTS LIMITED AND ELECTROTECH LIMITED

               UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                 ------------------------------
                                                      1996            1995
                                                 --------------  --------------
                                                       (IN THOUSANDS OF
                                                        BRITISH POUNDS)
SALES
Continuing operations........................... (Pounds)10,197  (Pounds) 7,761
                                                 --------------  --------------

COST OF SALES...................................          5,218           3,760
                                                 --------------  --------------
GROSS PROFIT....................................          4,979           4,001
Research and development costs..................          1,702           1,239
Administrative expenses.........................          2,321           1,861
                                                 --------------  --------------
OPERATING PROFIT................................            956             901
                                                 --------------  --------------
Interest receivable.............................             78              76
Interest payable................................            289             222
                                                 --------------  --------------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...            745             755
Tax on profit on ordinary activities............            332             344
                                                 --------------  --------------
PROFIT FOR THE FINANCIAL QUARTER................            413             411
Retained profit brought forward.................         24,302          18,011
Exchange difference on opening balance..........            (21)             86
Amortization of revaluation surplus.............             13              13
                                                 --------------  --------------
RETAINED PROFIT AT THE END OF THE FINANCIAL
 QUARTER........................................ (Pounds)24,707  (Pounds)18,521
                                                 ==============  ==============

  A summary of the significant adjustments to profit for the financial quarter (net income) which would be required if US generally accepted accounting principles had been applied instead of UK generally accepted accounting principles is set forth in the Notes to the Unaudited Condensed Combined Financial Statements.

  The Notes to the Unaudited Condensed Combined Financial Statements form part of these Unaudited Condensed Combined Financial Statements.

            ELECTROTECH EQUIPMENTS LIMITED AND ELECTROTECH LIMITED

                  UNAUDITED CONDENSED COMBINED BALANCE SHEETS

                                                        AS OF SEPTEMBER 30,
                                                   -----------------------------
                                                        1996           1995
                                                   -------------- --------------
                                                           (IN THOUSANDS
                                                        OF BRITISH POUNDS)
ASSETS
FIXED ASSETS
Intangible assets................................. (Pounds)    16 (Pounds)    25
Tangible assets...................................         12,494          8,957
                                                   -------------- --------------
                                                           12,510          8,982
CURRENT ASSETS
Inventories.......................................         16,705         14,529
Accounts receivable...............................         13,736         12,315
Other debtors and prepayments.....................          2,795          2,794
Cash..............................................          1,681          3,262
                                                   -------------- --------------
TOTAL ASSETS...................................... (Pounds)47,427 (Pounds)41,882
                                                   ============== ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank loans and overdrafts.........................          6,825          5,418
Trade accounts payable............................          4,144          4,326
Corporate tax.....................................          3,566          4,060
Accruals and deferred income......................          1,489          1,229
Other current liabilities.........................          3,046          4,192
                                                   -------------- --------------
                                                           19,070         19,225
                                                   -------------- --------------
NONCURRENT LIABILITIES
Long-term borrowings..............................            400            800
Corporate tax.....................................            203            574
Other noncurrent liabilities......................            374            140
                                                   -------------- --------------
                                                              977          1,514
                                                   -------------- --------------
PROVISION FOR LIABILITIES AND CHARGES
Deferred taxation.................................            367            291
                                                   -------------- --------------
TOTAL LIABILITIES.................................         20,414         21,030
                                                   -------------- --------------
SHAREHOLDERS' EQUITY
Share capitals....................................             11             11
Revaluation reserves..............................          2,295          2,320
Profit and loss account...........................         24,707         18,521
                                                   -------------- --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........ (Pounds)47,427 (Pounds)41,882
                                                   ============== ==============

  A summary of the significant adjustments to shareholder's equity which would be required if US generally accepted accounting principles had been applied instead of UK generally accepted accounting principles is set forth in the Notes to the Unaudited Condensed Combined Financial Statements.

  The Notes to the Unaudited Condensed Combined Financial Statements form part of these Unaudited Condensed Combined Financial Statements.

            ELECTROTECH EQUIPMENTS LIMITED AND ELECTROTECH LIMITED

               UNAUDITED CONDENSED COMBINED CASH FLOW STATEMENTS

                                                       THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                  -----------------------------
                                                      1996            1995
                                                  -------------  --------------
                                                        (IN THOUSANDS OF
                                                        BRITISH POUNDS)
NET CASH INFLOW FROM OPERATING ACTIVITIES.......  (Pounds)2,350  (Pounds)   147
                                                  -------------  --------------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...............................             78              76
Interest paid...................................           (289)           (222)
                                                  -------------  --------------
NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND
 SERVICING OF FINANCE...........................           (211)           (146)
                                                  -------------  --------------
TAXATION
UK corporate tax (paid)/recovered...............           (119)             74
                                                  -------------  --------------
TAX (PAID)/RECOVERED............................           (119)             74
                                                  -------------  --------------
INVESTING ACTIVITIES
Payments to acquire tangible fixed assets.......         (1,122)         (1,195)
                                                  -------------  --------------
NET CASH OUTFLOW FROM INVESTING ACTIVITIES......         (1,122)         (1,195)
                                                  -------------  --------------
NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING......            898          (1,120)
                                                  -------------  --------------
FINANCING
Capital elements of finance lease payments......            (12)            (13)
                                                  -------------  --------------
NET CASH OUTFLOW FROM FINANCING.................            (12)            (13)
                                                  -------------  --------------
INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................  (Pounds)  886  (Pounds)(1,133)
                                                  =============  ==============

  A summary of the cash flow statement under US generally accepted accounting principles is set forth in the Notes to the Unaudited Condensed Combined Financial Statements.

  The Notes to the Unaudited Condensed Combined Financial Statements form part of these Unaudited Condensed Combined Financial Statements.

            ELECTROTECH EQUIPMENTS LIMITED AND ELECTROTECH LIMITED

        NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

                            AS AT 30 SEPTEMBER 1996

BASIS OF PREPARATION AND ACCOUNTING POLICIES

  These condensed financial statements are unaudited; however, in the opinion of the directors, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been made. Operating results for the three month period ended 30 September, 1996 are not necessarily indicative of future results. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended 30 June 1996 included in the Proxy Statement.

DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES

  The combined financial statements are prepared under accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ in certain respects from United States generally accepted principles ("US GAAP"). Differences estimated to have a significant effect on combined net income and shareholders equity due set out below.

 Revaluation of land and buildings

  Certain land and buildings were revaluated in 1991 on the basis of their value to the business and they are included in these combined financial statements at that valuation less subsequent depreciation. Under US GAAP, such revaluations would not be reflected in the financial statements. Land and buildings would be included at historical cost under US GAAP with depreciation computed on such cost.

 Deferred taxation

  Provision is made for deferred taxation using liability method on all material timing differences to the extent that it is probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, as set out in Statement of Financial Accounting Standards No. 109" Accounting for Income Taxes", deferred taxation is generally provided on a full liability basis on all temporary differences.

 Pensions

  Under UK GAAP the cost of providing pensions is accounted for over the working lives of the employees in the scheme. Under US GAAP, FAS 87 requires that a specific actuarial approach is applied for measuring the pension cost, the objective of which is to recognise in each accounting period the cost of providing the pension benefits earned by employees in that period.

  The following is a summary of the effect of the above differences on profit for the financial year (net income) and equity shareholders' funds:

                                                            QUARTER ENDED
                                                      -------------------------
                                                      30 SEPTEMBER 30 SEPTEMBER
                                                          1996         1995
                                                      (Pounds)'000 (Pounds)'000
                                                      ------------ ------------
   Net income:
   Profit for the financial quarter as reported......     413          411
   Adjustments.......................................      --           --
   Depreciation adjustments as a result of
    revaluation......................................      13           13
                                                          ---          ---
   Net income as adjusted to accord with US GAAP.....     426          424
                                                          ===          ===

             ELECTROTECH EQUIPMENTS LIMITED AND ELECTROTECH LIMITED

         NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

                            AS AT 30 SEPTEMBER 1996

                                                              AS AT 30 SEPTEMBER
                                                                     1996
                                                                 (Pounds)'000
                                                              ------------------
Shareholders' Equity
Shareholders' equity as reported.............................       27,013
Revaluation..................................................       (2,542)
Depreciation adjustment as a result of revaluation...........          247
Deferred taxation............................................         (246)
Pensions.....................................................         (625)
                                                                    ------
Shareholders' equity as adjusted to accord with US GAAP......       23,847
                                                                    ======

  The categories of cash flow activity under US GAAP can be summarised as follows:

                                                            3 MONTHS ENDED
                                                       -------------------------
                                                       30 SEPTEMBER 30 SEPTEMBER
                                                           1996         1995
                                                       (Pounds)'000 (Pounds)'000
                                                       ------------ ------------
Cash inflows from operating activities................     2,020           75
Cash outflows from investing activities...............    (1,122)      (1,195)
Cash outflows from financing activities...............       (12)         (13)
                                                          ------       ------
Increase/(decrease) in cash and cash equivalents......       886       (1,133)
Cash and cash equivalents at 1 July...................    (5,630)        (623)
                                                          ------       ------
Cash and cash equivalents at 30 September.............    (4,744)      (1,756)
                                                          ======       ======

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING HOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Information Incorporated by Reference.....................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................   10
Use of Proceeds...........................................................   19
Price Range of Common Stock and Dividend Policy...........................   19
Capitalization............................................................   20
Selected Consolidated Financial Data of PMT...............................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of PMT........................................................   22
Selected Combined Financial Data of Electrotech...........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations of Electrotech................................................   26
Pro Forma Financial Information...........................................   29
Description of Convertible Notes..........................................   34
Description of Capital Stock..............................................   51
Liability and Indemnification of Directors and Officers...................   52
Transfer Agent and Registrar..............................................   52
Certain Federal Income Tax Considerations.................................   53
Selling Holders...........................................................   58
Plan of Distribution......................................................   60
Legal Matters.............................................................   61
Experts...................................................................   61

$86,250,000

PLASMA & MATERIALS
TECHNOLOGIES, INC.

7 1/8% CONVERTIBLE
SUBORDINATED NOTES
DUE 2001

AND

5,516,470 SHARES OF
COMMON STOCK

[LOGO OF PLASMA & MATERIALS TECHNOLOGIES, INC.]

PROSPECTUS
DATED DECEMBER   , 1996

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses to be paid by the registrant in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee.

      SEC registration fee.............................................  $26,137
      Nasdaq additional listing fee....................................   17,500
      Printing and engraving expenses..................................     *
      Accounting fees and expenses.....................................     *
      Fees and expenses of Trustee and Transfer Agent..................     *
      Legal fees and expenses..........................................     *
      Miscellaneous fees...............................................     *
                                                                         -------
       Total...........................................................  $  *
                                                                         =======

--------
* To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Company under certain circumstances set forth in Section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

  Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

  If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

  If the agent loses or settles a suit brought by or on behalf of the corporation, his or her rights to indemnification is more limited. If he or she is adjudged to be liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in addition, that he or she acted with the care, including reasonable inquiry, of an ordinarily prudent person.

  The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Company's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

  Any provision in the Company's Articles of Incorporation or Bylaws or contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with Section 317.

Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Last, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

  The Company's Articles of Incorporation authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by Section 317, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company's bylaws provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by law.

  Reference is made to the Registration Agreement (attached as Exhibit 4.5 to this Registration Statement) which provides for indemnification by the Selling Holders of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

  The directors and officers of the Company and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of the Company and its subsidiaries.

  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.

   EXHIBIT
   NUMBER                             DESCRIPTION OF EXHIBIT
   -------                            ----------------------
    1.1    Purchase Agreement dated as of October 7, 1996 among the Company,
            Salomon Brothers Inc and Unterberg Harris*
    2.1    Share Purchase Agreement dated July 17, 1996 (the "Share Purchase
            Agreement") among PMT, Electrotech and the Electrotech
            Shareholders*
    2.2    Amendment No. 1 to Share Purchase Agreement dated as of September 9,
            1996*
    2.3    Amendment No. 2 to Share Purchase Agreement dated as of October 16,
            1996*
    2.4    Amendment No. 3 to Share Purchase Agreement dated as of November 14,
            1996*
    4.1    Warrant to Purchase Common Stock issued to St. Paul Fire and Marine
            Insurance Company on November 29, 1993**
    4.2    Warrant to Purchase Common Stock issued to Brentwood Associates V,
            L.P. on November 29, 1993**
    4.3    Co-Investment Agreement made as of August 30, 1991 between BeneVent and Brentwood V**
    4.4    Indenture dated as of October 7, 1996 between the Company and U.S.
            Trust Company of California, N.A., as trustee, relating to the 7
            1/8% Convertible Subordinated Notes Due 2001*
    4.5    Registration Agreement dated as of October 7, 1996 among the
            Company, Salomon Brothers Inc and Unterberg Harris*
    5      Opinion of Riordan & McKinzie
    12     Computation of Ratio of Earnings to Fixed Charges and Ratio of
            Earnings to Combined Fixed Charges
    23.1   Consent of Ernst & Young LLP
    23.2   Consent of Ernst & Young--Chartered Accountants
    23.3   Consent of Riordan & McKinzie (included in their opinion)
    24     Powers of Attorney (included on signature pages hereto)
    25     Form T-1 Statement of Eligibility and Qualification of the Trustee
            Under the Trust Indenture Act of 1939
    27     Financial Data Schedule***

--------
 * Filed as an exhibit to the Company's Current Report on Form 8-K on November 27, 1996.

** Filed as an exhibit to the Company's Registration Statement on Form S-1
   (Registration No. 33-94450) on July 11, 1995.

*** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on December 13, 1996.

                                       PLASMA & MATERIALS TECHNOLOGIES, INC.

                                       By: /s/ Gregor A. Campbell
                                           ____________________________________
                                       Name: Gregor A. Campbell
                                       Title:   Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dr. Gregor A. Campbell and John W. LaValle his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

     /s/ Gregor A. Campbell          Chief Executive Officer and   December 13, 1996
____________________________________ Director (Principal
         Gregor A. Campbell          Executive Officer)

       /s/ John W. LaValle           Vice President, Chief         December 13, 1996
____________________________________ Financial Officer and
          John W. LaValle            Secretary (Principal
                                     Financial and Accounting
                                     Officer)

                                     Chairman of the Board and      December  , 1996
____________________________________ Director
       Christopher D. Dobson

      /s/ John A. Rollwagen          Director                      December 13, 1996
____________________________________
          John A. Rollwagen

        /s/ Nigel Wheeler            Director                      December 13, 1996
____________________________________
           Nigel Wheeler


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ G. Bradford Jones          Director                      December 13, 1996
____________________________________
         G. Bradford Jones

       /s/ Brian D. Jacobs           Director                      December 13, 1996
____________________________________
          Brian D. Jacobs

                                     Director                       December  , 1996
____________________________________
          Hiroyuki Mizuno

      /s/ Charles Thompson           Director                      December 13, 1996
____________________________________
          Charles Thompson


                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  1.1    Purchase Agreement dated as of October 7, 1996 among
          the Company, Salomon Brothers Inc and Unterberg
          Harris*
  2.1    Share Purchase Agreement dated July 17, 1996 (the
          "Share Purchase Agreement") among PMT, Electrotech and
          the Electrotech Shareholders*
  2.2    Amendment No. 1 to Share Purchase Agreement dated as of
          September 9, 1996*
  2.3    Amendment No. 2 to Share Purchase Agreement dated as of
          October 16, 1996*
  2.4    Amendment No. 3 to Share Purchase Agreement dated as of
          November 14, 1996*
  4.1    Warrant to Purchase Common Stock issued to St. Paul
          Fire and Marine Insurance Company on November 29,
          1993**
  4.2    Warrant to Purchase Common Stock issued to Brentwood
          Associates V, L.P. on November 29, 1993**
  4.3    Co-Investment Agreement made as of August 30, 1991
          between BeneVent and Brentwood V**
  4.4    Indenture dated as of October 7, 1996 between the
          Company and U.S. Trust Company of California, N.A., as
          trustee, relating to the 7 1/8% Convertible
          Subordinated Notes Due 2001*
  4.5    Registration Agreement dated as of October 7, 1996
          among the Company, Salomon Brothers Inc and Unterberg
          Harris*
    5    Opinion of Riordan & McKinzie
   12    Computation of Ratio of Earnings to Fixed Charges and
          Ratio of Earnings to Combined Fixed Charges
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Ernst & Young--Chartered Accountants
 23.3    Consent of Riordan & McKinzie (included in their
          opinion)
   24    Powers of Attorney (included on signature pages hereto)
   25    Form T-1 Statement of Eligibility and Qualification of
          the Trustee Under the Trust Indenture Act of 1939
   27    Financial Data Schedule***

--------
 * Filed as an exhibit to the Company's Current Report on Form 8-K on November 27, 1996.

** Filed as an exhibit to the Company's Registration Statement on Form S-1
   (Registration No. 33-94450) on July 11, 1995.

*** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.